AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 18, 1996
                                                     REGISTRATION NO. 333-14013
-------------------------------------------------------------------------------
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                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                ---------------

                             AMENDMENT NO. 2
                                      TO
                                   FORM S-3
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                                ---------------

                     INTERACTIVE FLIGHT TECHNOLOGIES, INC.

                     DELAWARE                                          11-3197148
             (STATE OF INCORPORATION)                               (I.R.S. EMPLOYER
                                                                 IDENTIFICATION NUMBER)

                      4041 N. CENTRAL AVENUE, SUITE 2000
                            PHOENIX, ARIZONA 85012
                                (602) 200-8900

                                ---------------
                                 MICHAIL ITKIS
                     INTERACTIVE FLIGHT TECHNOLOGIES, INC.
                      4041 N. CENTRAL AVENUE, SUITE 2000
                            PHOENIX, ARIZONA 85012
                                (602) 200-8900
                              (AGENT FOR SERVICE)

                                ---------------
           It is requested that copies of communications be sent to:
                            THEODORE E. GUTH, ESQ.
                              IRELL & MANELLA LLP
                           1800 AVENUE OF THE STARS
                                   SUITE 900
                         LOS ANGELES, CALIFORNIA 90067
                                (310) 277-1010

                                ---------------

  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of the Registration Statement as determined by market conditions.
  If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]
  If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

                                ---------------

                        CALCULATION OF REGISTRATION FEE

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
                                                      PROPOSED MAXIMUM
                                                       OFFERING PRICE  PROPOSED MAXIMUM  AMOUNT OF
  TITLE OF EACH CLASS OF SECURITIES    AMOUNT TO BE    PER WARRANT OR     AGGREGATE     REGISTRATION
           TO BE REGISTERED             REGISTERED       PER SHARE      OFFERING PRICE      FEE
-----------------------------------------------------------------------------------------------------
Redeemable Class B Warrants...........    294,250(2)       $ 6.50(1)      $1,912,625(1)  $  659.53*
-----------------------------------------------------------------------------------------------------
Class A Common Stock ($.01 par
 value)(3)............................    294,250(3)       $14.69(1)      $4,322,533     $1,490.53*
-----------------------------------------------------------------------------------------------------
Class A Common Stock ($.01 par
 value)(4)............................  8,765,196(4)       $  --          $      --            -- (4)
-----------------------------------------------------------------------------------------------------
Redeemable Class B Warrants(5)........  1,550,000(5)       $  --          $      --            -- (5)
-----------------------------------------------------------------------------------------------------
Class A Common Stock ($0.1 par
 value)(5)............................  3,100,000(5)       $  --          $      --            -- (5)
-----------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------

(1) Estimated solely for purpose of determining the registration fee pursuant to Rule 457(c) on the basis of the average of the high and low prices per share of the Redeemable Class B Warrants and the Class A Common Stock reported on the Nasdaq SmallCap Market on October 8, 1996.
(2) Warrants issued in an April 1996 private placement and registered for resale hereunder by the holders thereof.
(3) Shares issuable upon exercise of the Redeemable Class B Warrants described in (2) above.

(4) Shares issuable upon exercise of up to 8,765,196 outstanding Class B Warrants issued in prior public offerings and previously registered on Form SB-2, Registration Nos. 33-86928 and 333-02044, for which registration fees of $21,650 and $8,019 were previously paid. Pursuant to Rule 429, no additional registration fee is due.

(5) Represents 1,550,000 Class B Warrants and 1,550,000 shares of Class A Common Stock held by certain securityholders, and an additional 1,550,000 shares of Class A Common Stock issuable upon exercise of such warrants, in each case previously registered for resale by the Selling Securityholders on Form SB-2, Registration Nos. 33-86928 and 333-02044, for which registration fees of 3,741.08 and 5,210.79 were previously paid. Pursuant to Rule 429, no additional registration fee is due.

 * Of the total fee of $2,150.06, $2,009.40 was paid in connection with the October 11, 1996 filing and $140.66 has been paid concurrently herewith.

  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(A), MAY DETERMINE.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                               EXPLANATORY NOTE

  Pursuant to Rule 429 of the Securities Act of 1933, as amended, this Registration Statement relates to three different offerings, as follows:

  OFFERING #1: This Registration Statement relates to (i) 294,250 of the Company's redeemable class B warrants ("Class B Warrants") acquired by certain selling securityholders in a private placement in April 1996, and (iii) 294,250 shares of Class A Common Stock underlying such Class B Warrants, all for resale from time to time by the selling securityholders.

  The complete Prospectus relating to Offering #1 follows immediately after this Explanatory Note.

  OFFERING #2: This Registration Statement also relates to the offer (the "Exercise Offer") by the Company to holders of all of its 10,609,446 outstanding Class B Warrants to reduce to $7.50 the exercise price of such Class B Warrants during an as yet undetermined period following the effectiveness of this Registration Statement. This Registration Statement also relates to the issuance of up to 10,609,446 shares of Class A Common Stock (the "Class B Warrant Stock") issuable upon exercise of the Company's outstanding Class B Warrants during and after the Exercise Offer (excluding, after the Exercise Offer, Class B Warrants held by the selling securityholders in Offerings #1 and #3). The issuance of the Class B Warrant Stock was previously registered in the Company's Registration Statements on Form SB-2, Registration Nos. 333-02044 and 33-86928 (the "SB-2"), and is included in this Registration Statement to satisfy the Company's undertaking to file a post-effective amendment to the SB-2.

  The complete Prospectus relating to Offering #1 follows immediately after this Explanatory Note. Following the Prospectus for Offering #1 are pages (denoted as Alternate Offering #2 Pages) of the Prospectus relating solely to the Class B Warrant Stock, including alternative front and back cover pages, and sections entitled "Documents Incorporated by Reference," "Prospectus Summary," "The Exercise Offer and Warrant Redemption," "Purpose of Exercise Offer and Use of Proceeds," "Capitalization," "Price Range of Securities," "Summary and Pro Forma Financial Data," "Dilution," "Plan of Distribution," "Concurrent Offerings" and "Legal Matters" to be used in lieu of the sections entitled "Documents Incorporated by Reference," "The Company," "Dilution," "Selling Securityholders," "Plan of Distribution," "Blair Commission," "Concurrent Offerings" and "Legal Matters" in the Prospectus relating to Offering #1.

  OFFERING #3: This Registration Statement also relates to (i) 1,550,000 Class B Warrants and 1,550,000 shares of Class A Common Stock issued upon exercise of certain redeemable class A warrants acquired by certain selling securityholders in connection with the Company's 1994 Bridge Financing and
(ii) an additional 1,550,000 shares of Class A Common Stock underlying the aforementioned Class B Warrants, all for resale from time to time by the selling securityholders. The resale of the selling securityholder securities offered in Offering #3 was previously registered in the Company's Registration Statement on the above-described SB-2, and is included in this Registration Statement to satisfy the Company's undertaking to file a post-effective amendment to the SB-2.

  The complete Prospectus relating to Offering #1 follows immediately after this Explanatory Note. Following the Prospectus for Offering #1 are pages (denoted as Alternate Offering #3 Pages) of the Prospectus relating solely to the resale of the selling securityholder securities offered in Offering #3, including an alternative cover page, and sections entitled "Use of Proceeds," "Dilution," "Selling Securityholders," "Concurrent Offerings" and "Legal Matters" to be used in lieu of the sections entitled "Use of Proceeds," "Dilution," "Selling Securityholders," "Concurrent Offerings" and "Legal Matters" in the Prospectus relating to Offering #1.

                                  PROSPECTUS

                     INTERACTIVE FLIGHT TECHNOLOGIES, INC.

                   294,250 REDEEMABLE CLASS B WARRANTS

                  294,250 SHARES OF CLASS A COMMON STOCK

  This Prospectus relates to 294,250 Redeemable Class B Warrants (the "Class B Warrants") of Interactive Flight Technologies, Inc., a Delaware corporation (the "Company"), held by two holders (the "Selling Securityholders"), and the 294,250 shares of Class A Common Stock, $.01 par value ("Class A Common Stock"), issuable upon the exercise of such 294,250 Class B Warrants. The 294,250 Class B Warrants held by the Selling Securityholders are sometimes referred to herein as the "Selling Securityholder Warrants" and, together with the shares of Class A Common Stock issuable upon exercise of the Selling Securityholder Warrants, the "Selling Securityholder Securities." The Selling Securityholder Warrants were issued to the Selling Securityholders in exchange for certain services rendered to the Company. See "Selling Securityholders" and "Plan of Distribution." Each Class B Warrant entitles the holder to purchase one share of Class A Common Stock, at an exercise price of $9.75, subject to adjustment, at any time until March 6, 2000. However, concurrently herewith, the Company is offering (the "Exercise Offer") to the holders of the Company's outstanding Class B Warrants to reduce the exercise price of the outstanding Class B Warrants to $7.50 per share in each case if and only if a holder exercises his or her Class B Warrants prior to 5:00 P.M., New York City time, on December 24, 1996, unless such date is extended by the Company. Following such date through January 16, 1997, a holder will continue to have the right to exercise his or her Class B Warrants (in accordance with the terms thereof) at the re-set exercise price of $9.75 per share. The Class B Warrants are subject to redemption by the Company for $.05 per Warrant, upon 30 days' written notice, if the average closing bid price of the Class A Common Stock exceeds $13.65 per share (subject to adjustment) for 30 consecutive business days ending within 5 days of the date of the notice of redemption. This condition has been met, and by notice dated October 23, 1996, the Company has exercised its right pursuant to the terms of the Warrants to redeem on January 17, 1997 each Class B Warrant not exercised by January 16, 1997, at 5:00 P.M. New York City time.

                               ----------------

         THE SECURITIES OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK.
                         SEE "RISK FACTORS" ON PAGE 6.

                               ----------------

  The Class A Common Stock and the Company's Class B Common Stock, $.01 par value (the "Class B Common Stock"), are essentially identical, except that the Class B Common Stock has six votes per share and the Class A Common Stock has one vote per share on all matters upon which stockholders may vote. The holders of Class B Common Stock, the majority of whom are executive officers, directors and/or principal stockholders of the Company, control approximately 75% of the total voting power and therefore are able to elect all of the Company's directors and control the Company.

  The securities offered by the Selling Securityholders by this Prospectus may be sold from time to time by the Selling Securityholders or by their transferees. The distribution of the Selling Securityholder Warrants and the Class A Common Stock offered hereby by the Selling Securityholders may be effected in one or more transactions that may take place on the over-the-counter market, including ordinary brokers' transactions, privately negotiated transactions or through sales to one or more dealers for resale of such securities as principals, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. Usual and customary or specifically negotiated brokerage fees or commissions may be paid by the Selling Securityholders.

  The Selling Securityholders, and intermediaries through whom such securities are sold, may be deemed underwriters within the meaning of the Securities Act of 1933, as amended (the "Securities Act"), with respect to the securities offered, and any profits realized or commissions received may be deemed underwriting compensation. The Company has agreed to indemnify the Selling Securityholders against certain liabilities, including liabilities under the Securities Act.

  The Company will not receive any of the proceeds from the sale of securities by the Selling Securityholders. In the event all of the Selling Securityholder Warrants are exercised, the Company will receive gross proceeds of $2,868,938, less payment of applicable commissions to D.H. Blair Investment Banking Corp ("Blair"). See "Selling Securityholders," "Plan of Distribution" and "Blair Commission."

  The Class A Common Stock and the Class B Warrants are traded on the Nasdaq SmallCap Market ("Nasdaq"). On November 15, 1996, the closing sale price of the Class A Common Stock on Nasdaq was $11.50 per share and the closing sale price of the Class B Warrants on Nasdaq was $3.875 per Class B Warrant.

 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
  EXCHANGE  COMMISSION  OR  ANY  STATE SECURITIES  COMMISSION  NOR  HAS  THE
   SECURITIES AND  EXCHANGE COMMISSION  OR ANY STATE  SECURITIES COMMISSION
    PASSED  UPON  THE  ACCURACY  OR   ADEQUACY  OF  THIS  PROSPECTUS.  ANY
     REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

            The date of this Prospectus is November 20, 1996.

  NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFER MADE BY THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY, THE SELLING SECURITYHOLDERS OR ANY UNDERWRITER. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCE CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER OR SOLICITATION BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANYONE TO WHOM IT IS UNLAWFUL TO MAKE SUCH SOLICITATION.

                             AVAILABLE INFORMATION

  The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and, in accordance therewith, files reports and other information with the Securities and Exchange Commission (the "Commission"). Reports and other information filed by the Company with the Commission pursuant to the informational requirements of the Exchange Act may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at its Regional Offices at (i) Northwest Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, (ii) 7 World Trade Center, 13th Floor, New York, New York 10048, and (iii) 5757 Wilshire Boulevard, Suite 500, Los Angeles, California 90036. Copies of such material may be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission also maintains a Web site that contains reports, proxy statements, information statements and other information regarding registrants that file electronically with the Commission. Such reports, proxy statements, information statements and other information may be found the Commission's site address, http://www.sec.gov. The Class A Common Stock and the Class B Warrants are listed on the Nasdaq SmallCap Market ("Nasdaq") and reports, proxy statements and other information regarding the Company can be inspected at the offices of such exchange.

  The Company has filed with the Commission a Registration Statement on Form S-3 (together with all amendments and exhibits thereto, the "Registration Statement") under the Securities Act, with respect to the Securities offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits thereto, as permitted by the rules and regulations of the Commission. For further information with respect to the Company and the Securities, reference is hereby made to the Registration Statement, including the exhibits filed or incorporated as a part thereof. Statements contained herein concerning the provisions of any document are not necessarily complete and in each instance reference is made to the copy of the document filed as an exhibit to the Registration Statement. Each such statement is qualified in its entirety by reference to the copy of the applicable documents filed with the Commission.

                      DOCUMENTS INCORPORATED BY REFERENCE

  The following documents heretofore filed by the Company under the Exchange Act with the Commission are incorporated herein by reference: (1) the Company's Annual Report on Form 10-KSB for the fiscal year ended October 31, 1995, and Amendment No. 1 to the Annual Report on Form 10-KSB/A for the fiscal year ended October 31, 1995; (2) the Company's Quarterly Reports on Form 10-QSB dated January 31, 1996, April 30, 1996 and July 31, 1996; and (3) the description of the Company's Common Stock as set forth in the Company's registration statement on Form 8-A filed with the Commission on December 31, 1994, as amended by the Company's registration statement on Form 8-A/A filed with the Commission on March 8, 1995, and any other amendments or reports thereto filed with the Commission for the purpose of updating such description.

  All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering of the shares of Common Stock made hereby shall be deemed to be incorporated in this Prospectus by reference and to be a part hereof from the date of filing of such documents. Any statement incorporated herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

  The Company will provide, without charge, to each person to whom a copy of this Prospectus has been delivered, on the request of such person, a copy of any and all of the information that has been or may be incorporated by reference in this Prospectus, other than exhibits thereto. Written or oral requests for such copies should be directed to Interactive Flight Technologies, Inc., 4041 N. Central Avenue, Suite 2000, Phoenix, Arizona 85012, Attention: Chief Financial Officer. The telephone number is (602) 200-8900.

                          FORWARD-LOOKING INFORMATION

  Except for historical information contained herein, the matters discussed in this Prospectus and in the documents incorporated by reference herein are forward-looking statements (within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act) that are subject to certain risks and uncertainties that could cause actual results to differ materially from those set forth in such forward-looking statements. Such risks and uncertainties include, without limitation, the failure of passenger use of the Entertainment Network to generate sufficient revenues, the failure to execute definitive agreements with additional airlines (or, in the case of Swissair, with the Swiss lottery organization) on favorable terms or at all, the failure of the Company to receive sufficient financing to perform its obligations under its existing and contemplated agreements, the risk of errors in the assumptions regarding the Company's future capital requirements, the impact of competition and downward pricing pressures, the effect of changing economic conditions, risks in technology development, the risks involved in currency fluctuations, and the other risks and uncertainties detailed in "Risk Factors" below and in the Company's Registration Statement on Form SB-2 dated April 4, 1996, the Company's Annual Report on Form 10-KSB and Amendment No. 1 to the Annual Report on Form 10-KSB/A for the fiscal year ended October 31, 1995.

                                  THE COMPANY

  Interactive Flight Technologies, Inc. (the "Company") is engaged in the development, assembly, installation and operation of a computer-based in-flight entertainment network (the "Entertainment Network"). The first generation of the Entertainment Network provided aircraft passengers the opportunity to view movies, to play computer games and, in certain cases where permitted by applicable law, to gamble through a high-resolution video touch screen. The Company has also recently developed a second generation of the Entertainment Network (the "IFEN-2") which includes additional features such as secure casino gaming, in-flight shopping, a telephone interface system, the ability for passengers to pay for IFEN-2 usage through their credit cards, and increased video-on-demand capacity.

  To date, the Company has entered into contracts to install and operate the Entertainment Network on the aircraft of three airlines--Alitalia Airlines S.p.A. ("Alitalia"), Debonair Airlines ("Debonair"), and Swissair VKB ("Swissair"). Under the Company's agreement with Alitalia (the "Alitalia Agreement"), the first generation of the Entertainment Network system was installed in November 1995 in the first class and business class seats of an Alitalia MD-11 aircraft. Following completion of the test period of this first installed Entertainment Network system, Alitalia accepted the remainder of the Alitalia Agreement and the Company accordingly delivered first generation Entertainment Network systems for installation on an additional four Alitalia MD-11 aircraft. The agreement provides for the Company to operate the Entertainment Networks on all five aircraft over a period of approximately eight years. The Alitalia Agreement does not presently provide for, and is not expected to provide for, passenger use of gambling features of the Entertainment Network. Under the Alitalia Agreement, Alitalia is to pay an aggregate of approximately $2.7 million for the hardware components of the five Entertainment Network systems, of which $1.1 million has been paid to date and $1.6 million is currently due and payable.

  In March 1996, the Company entered into a second airline contract (the "Debonair Agreement") with Debonair, a start-up European airline. The Debonair Agreement provides for the Company to deliver and install IFEN-2 systems (including video casino style gambling) for all seats on Debonair's entire fleet, which consists of six RJ-146 aircraft. The aggregate purchase price to be paid by Debonair for the hardware components of the six IFEN-2 systems and related spare parts is approximately $5.8 million. However, the Debonair Agreement provides that, provided Debonair utilizes the casino gaming feature of the Entertainment Networks, Debonair is not required to pay any up-front funds to the Company for the six Entertainment Networks. Instead, payments to the Company will be made solely through a revenue-sharing arrangement, which provides that the Company will receive a percentage of revenues generated by the Entertainment Networks, principally casino gaming revenues, until the aggregate purchase price plus accrued interest for all six Entertainment Networks is paid, and thereafter the Company will receive a reduced percentage of such revenues. The Debonair Agreement further provides that if the use of the casino gaming features of the IFEN-2 systems is ordered by law to cease, then no further payments of purchase price for each installed system shall be due.

  Effective July 18, 1996, the Company entered into an agreement with Swissair to provide for delivery and installation by the Company of IFEN-2 systems on sixteen Swissair MD-11 aircraft and five Swissair B-747 aircraft. The Company will also provide various maintenance and operational services for the installed IFEN-2 systems. Subject to execution of an agreement with Interkantonale Landeslotterie ("ILL"), the operator of the Swiss lottery based in Zurich, Switzerland, the IFEN-2 systems installed on Swissair aircraft will allow passengers to participate in various Swiss lottery games, but are not expected to allow use of the traditional casino style gaming features such as slots or poker. In the event that no agreement is reached with ILL, either Swissair or the Company may terminate the Swissair Agreement.

  Under the Swissair Agreement, subject to the terms thereof, the Company is entitled to receive an aggregate of approximately $72 million for the IFEN-2 hardware, plus the costs of installation and certain upgrades. The Company will also be reimbursed for its projected costs in connection with maintaining and operating the systems. However, the hardware purchase price and the operating expenses are payable only out of net revenues received from passenger participation in the aforementioned lottery games. Further, the Company may receive such amounts only after Swissair is first reimbursed from the net lottery revenues for certain expenses incurred in connection with the installation and operation of the IFEN-2 systems. Any amounts remaining after payment of the Company's operating costs and the hardware purchase price will be paid over to ILL. The Company will also receive a percentage of revenues and commissions from advertising and shopping services available on the installed IFEN-2 systems.

  The Company is aggressively marketing the Entertainment Network to numerous additional airlines, focusing primarily on international carriers or domestic carriers with international routes. However, there can be no assurance that definitive agreements will be executed with any other airlines. See "Risk Factors."

  Since commencement of operations, the Company has developed a substantial catalogue of proprietary technology and know-how relating to the Entertainment Network and its related systems. In addition, the Company has an exclusive license (the "FortuNet License") for technology for airline use from FortuNet, Inc. ("FortuNet"), a gaming equipment manufacturer that distributes video gaming networks to casinos and other gaming establishments. The Chief Executive Officer of the Company, who is also a director and principal stockholder of the Company, is a former employee of FortuNet and was a substantial contributor to the development of the technology licensed from FortuNet.

  The Company was incorporated in Delaware in August 1994 and is the successor by merger to In-Flight Entertainment Services Corp., a New York corporation incorporated in February 1994. The Company completed an initial public offering of its securities in March 1995. Unless the context requires or as otherwise indicated, all references to the "Company" include the predecessor company. The Company's principal executive offices are located at 4041 N. Central Avenue, Suite 2000, Phoenix, Arizona 85012, and its telephone number is (602) 200-8900.

                           RECENT DEVELOPMENTS

STRATEGIC ALLIANCE WITH HYATT VENTURES, INC.

  On November 12, 1996, the Company entered into a Strategic Alliance Agreement (the "Alliance Agreement") to form a strategic alliance with Hyatt Ventures, Inc. ("Hyatt"), an affiliate of Hyatt Corporation. Under the terms of the Alliance Agreement, Hyatt, for itself and through certain of its affiliates (collectively, the"Hyatt Group"), will use its commercial efforts to assist the Company in marketing, selling and distributing the Entertainment Network. The Alliance Agreement also provides that the Hyatt Group will help develop and coordinate entrepreneurial and institutional financing sources for the Company.

  The Hyatt Group will purchase up to $1 million of the Company's Class A Common Stock in the open market, at prices not to exceed $14.15 per share, and will receive warrants to purchase Class A Common Stock comprising up to ten percent of the fully-diluted outstanding Class A and Class B Common Stock (after giving effect to the exercise of these warrants). These warrants will be issued in specified increments as future airline contracts are executed by the Company. Hyatt will also have the right to designate no less than two nominees to the Board of Directors of the Company, and may designate additional nominees if the size of the Board of Directors is increased. Hyatt has designated John Pritzker, President of Hyatt Ventures, Inc., and Adam Aron, Chairman and Chief Executive Officer of Vail Resorts, to be its representatives on the Board. The Hyatt nominated directors will receive options to purchase an aggregate of 250,000 shares of Class A Common Stock for $9.875 per share.

  Hyatt has the right under the Alliance Agreement to invest in each of up to six joint ventures in order to raise up to one-third of the financing required by the Company for specified airline projects and up to two such joint ventures relating to non-airline projects (each, a "Joint Venture"). The Alliance Agreement further provides that, at any time following completion of the installation of all Entertainment Networks initially contemplated to be financed and sold by a specified airline Joint Venture (or at a similar mutually agreed upon milestone with respect to any non-airline Joint Venture), Hyatt shall have the right to convert between fifty percent and one hundred percent of its initial equity interest in such Joint Venture into shares of Class A Common Stock. This conversion would be at a rate based on the then market price of a share of Class A

Common Stock and a valuation of Hyatt's equity interest in the Joint Venture on the conversion date (as mutually agreed by the parties or, absent such agreement, as determined by an independent appraiser using a discounted cash flow method). Such a conversion may not be fully exercised if, after giving effect thereto, the aggregate ownership of Class A Common Stock by Hyatt or the Hyatt Group (excluding shares of Class A Common Stock acquired under the above-described warrants or above-described $1 million open market purchases) would exceed twenty percent of the aggregate number of shares of voting securities of the Company then outstanding, calculated on a fully diluted basis.

  Hyatt received four demand registration rights and unlimited "piggyback" registration rights for all shares of Class A Common Stock acquired under the Alliance Agreement (other than shares purchased in the open market).

  As a fee for its services in negotiating the transaction with Hyatt, Houlihan Lokey Howard & Zukin (an investment banking firm in which James Zukin, a director of the Company, has an ownership interest) received warrants to purchase up to 150,000 shares of Class A Common Stock for $9.875 per share.

RESIGNATION OF DIRECTOR

  On November 2, 1996, Steven M. Fieldman, formerly a director of the Company and the Company's Vice President--Business Development, resigned as an officer, employee and director of the Company. The Company has retained Mr. Fieldman as a consultant until August 27, 1999 in exchange for a fee of $55,000 per year. In connection with this resignation, the Company has agreed that, notwithstanding Mr. Fieldman's resignation, all of his outstanding employee or director stock options will continue to vest and be exercisable in accordance with their respective terms, except that vesting of 300,000 options granted August 27, 1996 will be partially accelerated. Mr. Fieldman has further agreed not to sell any shares of capital stock of the Company until January 31, 1997, and that he will vote his stock on all matters in proportion to the vote of the other stockholders.

APPROVAL OF EXTENSION OF EMPLOYMENT AGREEMENT WITH CHIEF EXECUTIVE OFFICER

  On August 27, 1996, the Board of Directors and the Compensation Committee approved the execution of a new three year Employment Agreement for Michail Itkis, the Company's Chief Executive Officer. Under the new agreement, Mr. Itkis will receive a base salary of $250,000 per year, plus an annual bonus to be determined annually by the Compensation Committee or the Board. On the same date, the Board also approved the grant of 300,000 stock options to Mr. Itkis, which will have an exercise price of $9.875 per share and will vest one-third immediately, one-third in August 1997 and one-third in August 1998.

APPOINTMENT OF NEW CHIEF FINANCIAL OFFICER AND TREASURER

  Effective October 12, 1996, the Company appointed John Alderfer to act as its Chief Financial Officer and Treasurer, replacing Robert Aten in such positions. Under the terms of his Employment Agreement, Mr. Aten received severance payments totalling $90,390 as a result of his replacement.

  Pursuant to Mr. Alderfer's Employment Agreement he will receive a base salary of $200,000 per year plus an annual bonus to be determined by the Compensation Committee or the Board (with a target bonus of 20% of his base salary). Mr Alderfer also received options to purchase 175,000 shares of Class A Common Stock for $11.375 per share, which will vest in 1/3 increments on each of the first three anniversaries of the date of his employment agreement.

FORTUNET LICENSE AGREEMENT

  The Company has a license to certain technology from FortuNet, Inc. ("FortuNet"), a gaming equipment manufacturer that distributes video gaming networks to casinos and other gaming establishments. On November 7, 1996, the Company entered into an amended and restated version of this license agreement (the "Restated License Agreement") with FortuNet whereby FortuNet granted the Company an exclusive, perpetual, worldwide license to reproduce, distribute, publicly perform and display, prepare derivative works, exploit, modify, make, have made, use, sell, transfer or install any products or services both in domestic and foreign airlines and flights (the "Exclusive Field of Use") and a non-exclusive license to conduct such activities outside the Exclusive Field of Use, other than in bingo halls. In exchange, FortuNet will receive an annual fee of $100,000 for a period of six years from the date of the Restated License Agreement and has been issued a warrant to purchase up to 50,000 shares of Class A Common Stock, for $10.75 per share, exercisable for a five-year period from the date of the Restated License Agreement. In addition, in connection with the execution of the Restated License Agreement, Yuri Itkis, the President of FortuNet and a director of the Company, agreed to terminate his consulting agreement with the Company and entered into the Amendment to the Amended and Restated Shareholders' Agreement described more fully below. See "--Amendment to Shareholders' Agreement."

AMENDMENT TO SHAREHOLDERS' AGREEMENT

  On November 12, 1996, the Company, Yuri Itkis, Michail Itkis, Boris Itkis and Hyatt entered into Amendment No. 2 (the "Amendment") to the Amended and Restated Shareholders' Agreement, dated October 6, 1994 (the "Shareholders' Agreement"). Under the Amendment, Hyatt became a party to the Shareholders' Agreement, and Steven Fieldman and Lance Fieldman ceased to be parties to the Shareholders' Agreement. The Amendment further provides that Michail Itkis and Yuri Itkis shall each be entitled to designate one nominee to the Company's Board of Directors and that Hyatt shall be entitled to designate two nominees to the Company's Board of Directors. See "--Strategic Alliance with Hyatt Ventures, Inc." No other parties have any continuing right to nominate a director under the Shareholders' Agreement. The Amendment also terminated those provisions in the Shareholders' Agreement that restricted the sale, transfer or assignment of the parties' stock in the Company. Finally, the Amendment also terminated certain provisions which governed meetings of the Board of Directors (and the vote required to approve proposals at such meetings). Consequently, all such matters are now governed by the Company's Bylaws and the laws of the State of Delaware, as applicable. As amended, the Shareholders' Agreement will now terminate on November 12, 1998.

CLASS B WARRANT REDEMPTION

  By notice dated October 23, 1996, the Company exercised its right to redeem on January 17, 1997, for $.05 per share, all Class B Warrants not exercised prior to 5:00 P.M. on January 16, 1997. In addition, concurrently herewith, the Company has made the Exercise Offer under which it has offered to all holders of Class B Warrants to reduce the exercise price of their Class B Warrants to $7.50 per share for exercises on or prior to December 24, 1996. See "Description of Capital Stock and Warrants."

                                 RISK FACTORS

  An investment in the securities offered hereby involves a high degree of risk. In addition to the other information contained in this Prospectus, prospective investors should carefully consider the following risk factors before purchasing the securities offered hereby.

  Limited Operating History; Unproven Viability of Entertainment Network. The Company was organized in February 1994 and completed its initial public offering in March 1995. To date, the Company has secured agreements with Alitalia (for the provision of five first generation Entertainment Network systems for a total purchase price of approximately $2.7 million plus amounts received from the sale of service parts, if any), with Debonair (for the provision of six IFEN-2 Entertainment Networks for a total purchase price of approximately $5.8 million) and with Swissair (for the provision of twenty-one IFEN-2 Entertainment Networks for a total purchase price of $72 million), in the last case subject to agreement with ILL (the Swiss lottery organization). However, as of the date hereof, the Company has installed systems and received revenues only under the Alitalia agreement and, with respect to the other agreements and any future agreements, may experience many of the problems, delays, expenses and difficulties commonly encountered by early stage companies, many of which are beyond the Company's control. These include, but are not limited to, unanticipated problems related to product development, regulatory compliance, manufacturing, marketing, additional costs and competition and technological obsolescence, as well as problems associated with sales or operations in foreign countries. There can be no assurance that the Company will be able to market the IFEN-2 Entertainment Network to additional airlines or that once installed, the IFEN-2 Entertainment Networks will function as intended, meet with customer acceptance or generate any revenue, or that the Company will ultimately achieve profitability. The Company has incurred significant development and marketing operating losses to date and there can be no assurance of future revenues or profits.

  The acceptance of the Entertainment Network is dependent on a number of factors, including the technological quality and features of such product compared to competitive products, the actual and the perceived ability of the Company to service the Entertainment Network, consumer demand and the purchasing patterns of airlines. Many of these factors are beyond the Company's control. As a result of all of these factors, as well as unanticipated problems which may be experienced by the Company, the Company is unable to predict when, if ever, the Entertainment Network will be commercially successful.

  Accumulated Deficit; Operating Losses and Charges to Operations. At July 31, 1996, the Company had an accumulated deficit of approximately $13.3 million. The Company will be required to continue to expend significant funds in connection with continued development, manufacturing and marketing activities with respect to the Entertainment Network which to date have resulted in, and are expected to continue to result in, operating losses and reductions in working capital. The extent of future losses and the time required to achieve profitability are highly uncertain. There can be no assurance that the Company will be able to achieve profitability on a sustained basis, if at all.

  Need for Additional Financing; Potential Cash Shortages. At July 31, 1996, the Company had working capital of approximately $25.0 million. The Company increased its working capital in May 1996 from the proceeds of its Class A Warrant Exercise Offer, its third financing, from which the Company received net proceeds of approximately $25.2 Million. However, the Company has incurred additional losses since the Exercise Offer which have again reduced working capital, and the Company expects that losses will continue for the foreseeable future. As a result, unless funds are received from additional financing, working capital is expected to continue to decrease following the initial increase attributable to receipt of proceeds from the aforementioned Class A Warrant Exercise Offer.

  The Company's revenues have been generated, and are anticipated to be generated in the future, from sales, installation and servicing of the Entertainment Network aboard commercial and charter aircraft. The contracts the Company has executed and is currently negotiating generally provide for the Company to install the Entertainment Network on an aircraft and to be paid for the equipment and for its installation and maintenance out of revenue generated by passenger use of the installed network on the aircraft. As a result, the Company must expend significant capital amounts for the assembly, installation and maintenance of the Entertainment Network on each aircraft, but revenue as payment for the system will be received, if at all, only as a result of the use of the system over a potentially significant period of time. The Company will be required to incur substantial up-front costs required to perform the Debonair Agreement and the Swissair Agreement. Moreover, the Company may also enter into commitments to purchase equipment necessary for additional installations, even in the absence of a purchase commitment from an airline, if such action is determined to be necessary or desirable to pursue business opportunities. The Company also expects its cash requirements to increase in future periods due to higher expenses associated with increased sales and marketing activities and financing of inventory purchases, installations and accounts receivable.

  As a consequence, the Company will need additional financing to perform under its existing contracts (i.e., the Alitalia Agreement, the Debonair Agreement and the Swissair Agreement) in addition to any future contracts that it may enter into, including those it is currently negotiating. Although the Company has been in discussions with a number of external sources of capital to raise portions of the funds needed, there can be no assurances that such funds will be available in the near future when they will be needed for the contracts involved. Without additional funding from external capital sources or from exercise of the Company's outstanding warrants, the Company will not have sufficient cash to complete all of its existing and pending contracts. There can be no assurance that the contemplated Class B Warrant Exercise Offer will be successful or, if successful, will raise sufficient capital to meet these needs.

  Risks Relating to Growth and Expansion. Growth of the Company's business may place significant pressure on the Company's management, operational and technical resources. The Company believes that for competitive reasons, it is important to obtain an installed customer base as early as possible and, accordingly, the failure to expand operations in the early years of the Company's business may hinder or preclude significant future growth. If the Company is successful in obtaining additional agreements with airlines relating to the installation of Entertainment Networks, the Company will be required to raise substantial additional funds and deliver large volumes of quality products to its airline customers on a timely basis at a reasonable cost to the Company. The Company has no experience in delivering large volumes of its products and does not have the capacity and may not have the capital resources to meet wide scale production requirements. The Company currently has contracts with domestic manufacturers for high-volume production, and may enter into additional contracts with such domestic and foreign manufacturers. However, there can be no assurance that any manufacturing arrangement will be entered into or will be successful, that the Company's efforts to conduct manufacturing activities will be successful or that the Company or any supplier will be able to satisfy commercial scale production requirements on a timely and cost-effective basis. The Company's success will also depend in part upon its ability to provide its airline customers with timely service and support. The Company will also be required to develop and improve operational, management and financial systems and controls. Failure to manage growth would have a material adverse effect on the business of the Company. Expenses arising from Company activities to increase market penetration and support growth will have a negative impact on operating results.

  Risks Relating to the Debonair and Swissair Agreements. There are numerous risks associated with the Debonair Agreement and the Swissair Agreements of which investors should be aware. First, the Company will be required to incur substantial up-front costs to perform under these agreements in advance of receiving any significant payments from Debonair or Swissair. Further, the Debonair Agreement provides that the only funds to be received by the Company from Debonair will be in the form of revenue-sharing of the revenues from the six Entertainment Networks (primarily revenues from the casino gaming). Likewise, the Swissair Agreement provides that the purchase price for the hardware, as well as the Company's operating costs, will be paid only out of lottery revenues from the twenty-one Entertainment Networks (with ILL first receiving a portion thereof and Swissair then receiving first priority for its expenses prior to payment of the Company's expenses and the purchase price for the hardware). Thus, the Company's ability to recoup its up-front costs and/or derive any profit under the either of these agreements will be dependent upon a number of factors, including the success of the airlines' respective businesses, the extent to which passengers utilize the casino and lottery gaming features of the Entertainment Networks and numerous other factors, most of which are beyond the Company's control. In fact, Debonair is a start-up airline and, consequently, there is no assurance that it will ever commence operations or, if it does, that its operations will be successful. To the extent that there are any unanticipated problems relating to product development, regulatory compliance, manufacturing and other factors, the costs estimates described above to perform the Debonair Agreement and the Swissair Agreement may increase significantly, thereby utilizing a substantially higher amount of the Company's working capital than currently contemplated.

  Second, since these agreements contemplate that the Entertainment Network will be installed in coach class and will feature casino gaming, the Company must install and operate the newly-developed IFEN-2 system on both Debonair and Swissair aircraft. These will represent the first commercial installations of the IFEN-2 system, and there can be no assurance that the IFEN-2 systems, once installed, will function properly or meet with customer acceptance.

  Third, both of the contracts are subject to the gaming laws of various jurisdictions. See "--Regulatory Restrictions on Gaming Devices."

  Dependence Upon Limited Number of Potential Customers. The sole market for the Company's products is expected to be commercial airlines. There are a limited number of major commercial airlines worldwide. Accordingly, even assuming a sustained commercial viability and the successful marketing of the Entertainment Network, the Company expects to have contracts with only a limited number of customers, each of which may account for a substantial portion of the Company's revenues. The inability to generate new contracts to replace completed contracts could result in substantial losses in future fiscal periods. Moreover, because gaming is prohibited on all United States air carriers and on aircraft operated to or from the United States by foreign carriers, the Entertainment Network may be commercially less attractive to a significant segment of the commercial airline market.

  Regulatory Restrictions on Gaming Devices. United States law, with certain exceptions, currently prohibits the knowing transportation of gaming devices on aircraft operated in interstate air transportation. In addition, states may prohibit the transportation and use of gaming devices on flights operating between two points in a single state. Federal law also prohibits the installation, transportation or operation of gaming devices by any U.S. or foreign air carrier or for such carriers to permit their use on aircraft operated to or from the United States in foreign air transportation. The United States Secretary of Transportation has conducted a study and has reported to Congress in March 1996, regarding the safety, commercial and operational issues posed by gaming devices aboard commercial aircraft. However, this report did recommend that Congress take immediate action to modify Federal law regarding gaming devices on commercial aircraft and it is uncertain what effect the report will have, if any. Moreover, the laws regarding the transmission of gaming data into, out of, or within United States territory, even where such data was lawfully obtained in another jurisdiction, are unclear. As a result, there can be no assurance that the transmission of such data will not be restricted or prohibited. Because gaming can generally be expected to generate significantly greater revenues and profitability than other entertainment options expected to be available on the Entertainment Network, the inability to offer gaming on flights would have a material adverse impact on the Company's business and on the market acceptance by airlines of the Entertainment Network. The Company will also be subject to the laws of foreign jurisdictions which may similarly restrict or prohibit the gaming or other activities offered on the Entertainment Network.

  Requirement For and Uncertainty of Regulatory Approval of Entertainment Network. The installation and use of the Entertainment Network in each aircraft type will require prior certification and approvals from the Federal Aviation Administration ("FAA") and from aeronautical agencies of foreign governments. Prior to certification and approval, the Entertainment Network must be installed on an aircraft and tested, including an in-flight test. The Company has received FAA certification for the Entertainment Network on Alitalia MD-11 aircraft, and has completed delivery of the Entertainment Network for installation on five Alitalia MD-11 aircraft. The Company will require FAA and comparable foreign certification prior to installing the Entertainment Network on the Debonair RJ-146 and the Swissair MD-11 and B-747 aircraft, and the aircraft of any other airlines with which the Company may execute agreements in the future. However, there can be no assurance that further FAA and foreign certifications and approvals will be obtained, or obtained in a timely fashion in connection with the Swissair Agreement or thereafter. In addition, even if FAA certification is obtained, federal law grants to the FAA the authority to reexamine at any time the basis upon which certification and approval of the Entertainment Network may be granted and, if appropriate, to amend or revoke such certifications and approvals, subject to certain appeal rights.

  Risks of Patent Infringement. The use of the Company's technology, including the patented technology licensed from FortuNet, may give rise to claims that the Company's products infringe the patents of others. The Company is aware of a number of United States and foreign patents which include claims relating to technologies similar to those included in the Entertainment Network. Although the Company is aware of a foreign patent (and a corresponding U.S. application) that may cover the Entertainment Network, the Company believes that this patent is currently unenforceable and cannot be revived because of the failure to pay certain renewal fees and that, even if this patent were to become enforceable, the Company can take steps to help ensure that its activities would not be infringing. However, in the event such patent became enforceable and an infringement claim were brought against the Company and any such claim were successful, in addition to any potential liability for damages, the Company could be required to obtain a license in order to continue to market the Entertainment Network. There can be no assurance that the Company would prevail against any such claim or that any license required would be made available on acceptable terms or at all. In addition, if the Company becomes involved in any such litigation, it could consume a substantial portion of the Company's resources and management time and any resulting liability of the Company may have a material adverse effect on the Company's results of operations and financial condition. The Company has agreed to pay all costs and damages associated with any patent infringement litigation initiated against Alitalia, Debonair, Swissair and ILL.

  Uncertainty of Patent Protection; No Assurance of Significant Competitive Advantage. The Entertainment Network is dependent upon unpatented proprietary technology and know-how developed by the Company and, to a lesser extent, patented technology that the Company has licensed from FortuNet. There can be no assurance that FortuNet's issued patents (or any issued to the Company in the future) will provide the Company with any significant competitive advantage or that challenges will not be instituted against the validity or enforceability of any patent licensed or owned by the Company or, if instituted, that such challenges will not be successful. The cost of litigation to uphold the validity and protect against infringement of patents can be substantial. FortuNet's obligations to indemnify the Company under the FortuNet License are limited to the amount of license fees payable to FortuNet under the FortuNet License. Furthermore, there can be no assurance that others will not independently develop substantially equivalent or more advanced proprietary information and techniques or otherwise gain access to the Company's trade secrets or obtain such technology or duplicate the Entertainment Network. In addition, to the extent that consultants (including FortuNet), key employees or other third parties apply technological information developed by them or by others to Company projects, disputes may arise as to the proprietary rights to such information which may not be resolved in favor of the Company. There can also be no assurance that the Company can meaningfully protect its intellectual property (particularly in countries where there are no patents corresponding to those patents licensed from FortuNet).

  Risks of Foreign Operations; Dependence on Foreign Sales
Representatives. Because the Company believes the Entertainment Network is commercially more viable on international flights, the Company's principal customers are expected to be foreign airlines. Moreover, the Company uses and intends to continue to use the services of sales representatives to negotiate contracts with foreign airlines. As a result, the Company may become obligated to pay significant fees to such representatives, who typically charge a percentage of the contract purchase price. Accordingly, the Company's control over the negotiating process may be reduced. Further, a substantial portion of the Company's operations will be subject to various factors characteristic of conducting business outside the United States, such as import duties, trade restrictions, work stoppages, foreign currency fluctuations, export controls or license requirements, political or economic instability, imposition of government controls and other factors, any or all of which could have a material adverse effect on the business of the Company. Agreements may also be more difficult to enforce and receivables more difficult to collect through a foreign country's legal or currency expatriation systems. In addition, the laws of certain countries relating to proprietary rights do not protect the Company's products and intellectual property rights to the same extent as do the laws of the United States.

  Capital Intensive Purchase; Extensive Sales Cycle; Fluctuations in Revenues and Operating Results. The outright purchase of an Entertainment Network by an airline would represent a significant capital investment by such airline. Airlines are generally faced with increasing pressures to cut costs, particularly in non-safety related areas, and their ability to pass increased costs to consumers is limited. Accordingly, the Company anticipates that an extensive time period will be involved in negotiating and obtaining any actual purchase commitments from airlines, which may include a test installation in addition to an evaluation of the technology. In addition, installations are expected to be conducted in incremental deployments and revenues expected to be recognized as the installations are completed, so that related receivables may not be collected for an extended period after installation. As a result, the Company is unable to predict whether or when any additional purchase agreements with airlines will be entered into, and the Company may experience significant fluctuations in revenue and cash flow or periods in which no revenues are recognized and cash flow shortages are experienced. In addition, if anticipated sales and installations do not occur when expected, expenditures and inventory levels could be disproportionately high and the Company's operating results for that quarter may be adversely affected. Particularly during the early years of operations, if the Company obtains any such additional purchase agreements, a limited number of customers may account for all or substantially all of the Company's revenues.

  Seasonality. Because the installation of the Entertainment Network requires that the aircraft be taken out of service temporarily, and because the grounding of an aircraft represents a significant lost revenue opportunity for an airline, the Company believes that a significant portion of installations will occur during the winter months when air traffic is typically reduced. Additional variability in revenues and operating results may arise from budgeting and purchasing patterns of airlines.

  Competition. The Company currently competes and will compete with a number of companies offering in-flight entertainment systems, most of whom (including but not limited to Sony Transcom, Hughes Avicom, BE Aerospace, Matsushita, Toshiba and TNCI) have substantially greater financial, management, technical and other resources than the Company and who offer products, systems or services similar to the Entertainment Network. There can be no assurance that the Company will compete effectively with such other companies, or that other companies will not develop products which are superior to the Company's or which achieve greater market penetration.

  Rapid Technological Change; Need to Introduce New Programming Software. The markets for in-flight entertainment systems and interactive products are characterized by rapid technological developments and changes in customer preferences and requirements. As a result, the Company's success is dependent upon its ability to update on a regular basis and enhance the Entertainment Network and to develop or acquire and introduce in a timely manner new entertainment options and programming software for incorporation in the Entertainment Network. There can be no assurance that the Company will be successful in developing or licensing and marketing enhancements of the Entertainment Network on a timely basis, or at all, that any enhancements will adequately address changing airline or passenger preferences and demands or gain the acceptance of the Company's customers or that the cost of licensing programming software from third parties or developing its own software will not become prohibitive. If the Entertainment Network does not incorporate newer technologies and programming software, the Company's business and operating results may be adversely affected.

  Dependence on Programming Software and Product Distributors. The Company will be required to obtain rights from vendors of programming software to include such programming software on the Entertainment Network. The Company has arrangements with certain movie distributors pursuant to which the Company chooses from lists of available movies from each distributor and compiles the lists for presentation to the airlines. In addition, in order to provide shopping channel services, the Company will be required to enter into arrangements with distributors capable of providing delivery of products throughout international markets. There can be no assurance that the Company will be able to negotiate any such agreements or that such agreements will be on terms favorable to the Company.

  Dependence on Third Party Suppliers and Contractors. The Company assembles the hardware constituting its Entertainment Network from components purchased from third party suppliers, and its dependence on such suppliers will reduce its control over the manufacturing process. In addition, the Company currently uses single suppliers for certain of the hardware comprising the Entertainment Network. Although the Company believes that other sources of supply are available, delays or increased costs associated with locating and procuring such supplies could have a material adverse effect on the Company.

  Further, because the Company lacks the FAA authorization to perform these functions, the Company must contract with third parties to obtain FAA certifications of the Entertainment Network on each proposed type of host aircraft, and to install the Entertainment Networks on customers aircraft. The Company has contracted with Elsinore Aerospace Services ("Elsinore"), an FAA-designated engineering representative experienced in flight entertainment systems, to assist the Company in the application and approval process in connection with the Debonair systems. Similarly, the Company has contracted with Hollingsead International to assist with such process in connection with the Swissair systems and to perform the installation of the Entertainment Networks on Swissair aircraft. Any breach or delay in performance by either of these contractors could have a material adverse effect on the Company's results of operations and its relationships with its airline customers.

  Dependence on Key Personnel. The Company's success depends upon the continued contributions of its executive officers, most of whom are also principal stockholders of the Company. The Company has obtained key man insurance on the life of Michail Itkis, the Company's Chief Executive Officer. The loss of services of, or a material reduction in the amount of time devoted to, the Company by its executive officers could adversely affect the business of the Company.

  Control by Class B Stockholders and Hyatt; Potential Anti-takeover Provisions. Holders of the Company's Class B Common Stock control approximately 75% of the total voting power of the Company, reflecting the multiple votes afforded to the Class B Common Stock. As a result, such stockholders are able to elect all of the Company's directors and otherwise control the Company's operations. The Company, certain of its principal stockholders and Hyatt have entered into a stockholders' agreement (the "Stockholders' Agreement") pursuant to which such stockholders have agreed to vote for the current members of the Board of Directors of the Company or nominees of such stockholders. The existence of such rights will solidify the control over the Company by its executive officers and directors and Hyatt. The Company's Board of Directors is also authorized to issue from time to time, without stockholder authorization, shares of preferred stock, in one or more designated series or classes. The Company is also subject to a Delaware statute regulating business combinations. Any of these provisions could discourage, hinder or preclude an unsolicited acquisition of the Company and could make it less likely that stockholders would receive a premium for their shares as a result of any such attempt.

  Charge to Earnings in the Event of Release of Escrow Shares. Currently, 3,200,000 shares of Class B Common Stock owned by officers, directors and principal stockholders of the Company are held in escrow (the "Escrow Shares"), and such shares will be released from escrow if the Company attains certain earnings levels over the next two years or if the Class A Common Stock trades at certain levels over the next year. The position of the Securities and Exchange Commission (the "Commission") with respect to such escrow arrangements provides that in the event any shares are released from escrow to the stockholders of the Company who are officers, directors, employees or consultants of the Company, a compensation expense to the Company will be recorded for financial reporting purposes. Accordingly, the Company will, in the event of the release of the Escrow Shares, recognize during the period in which the earnings thresholds are met or such stock levels achieved, a substantial noncash charge to earnings equal to the fair value of such shares on the date of their release, which would have the effect of significantly increasing the Company's loss or reducing or eliminating earnings, if any, at such time. The recognition of such compensation expense may have a depressive effect on the market price of the Company's securities. Notwithstanding the foregoing discussion, there can be no assurance that the Escrow Shares will be released from escrow.

  Outstanding Warrants and Options. The Company has outstanding (i) 10,609,446 Class B Warrants (including the Selling Securityholder Warrants) to purchase 10,609,446 shares of Class A Common Stock; (ii) 165,000 Class C Warrants held by the Selling Securityholders, each of which entitles the holder to purchase one share of Class A Common Stock for an exercise price of $11.00; (iii) 165,000 Class D Warrants held by the Selling Securityholders, each of which entitles the holder to purchase one share of Class A Common Stock for an exercise price of $14.00 and (iv) unit purchase options granted to Blair and its affiliates in connection with the Company's initial public offering (the "Unit Purchase Options") to purchase an aggregate of 1,120,000 shares of Class A Common Stock, assuming exercise of the underlying Warrants. In addition, as of November 15, 1996, the Company had 2,274,200 shares of Class A Common Stock reserved for issuance upon exercise of options granted under the Company's Stock Option Plan, and 1,584,200 options were then outstanding under the Stock Option Plan. Holders of such warrants and options are likely to exercise them when, in all likelihood, the Company could obtain additional capital on terms more favorable than those provided by warrants and options. Further, while these warrants and options are outstanding, the Company's ability to obtain additional financing on favorable terms may be adversely affected.

  Potential Adverse Effect of Redemption of Class B Warrants. The Class B Warrants are subject to redemption by the Company at a redemption price of $.05 per Warrant upon not less than 30 days' prior written notice if the closing bid price of the Class A Common Stock shall have averaged in excess of $13.65 per share for 30 consecutive trading days ending within 5 days of the notice. This condition has been met, and by notice dated October 23, 1996, the Company has exercised its right to redeem the Class B Warrants on January 17, 1997. This redemption of the Class B Warrants could force the holders to exercise the Class B Warrants and pay the exercise price therefor at a time when it may be disadvantageous for the holders to do so, to sell the Class B Warrants at the then current market price when they might otherwise wish to hold the Class B Warrants, or to accept the redemption price which, at the time the Class B Warrants are called for redemption, is likely to be substantially less than the market value of the Class B Warrants.

  Current Prospectus and State Registration to Exercise Class B
Warrants. Holders of Class B Warrants will only be able to exercise the Class B Warrants if (i) a current prospectus under the Securities Act relating to the securities underlying the Class B Warrants is then in effect, and (ii) such securities are qualified for sale or exempt from qualification under the applicable securities laws of the states in which the various holders of Class B Warrants reside. With respect to the Selling Securityholder Warrants, this Prospectus is the prospectus required to be in effect. Although the Company has undertaken and intends to use its best efforts to maintain a current prospectus covering the securities underlying the Class B Warrants to the extent required by Federal securities laws, there can be no assurance that the Company will be able to do so. The value of the Class B Warrants may be greatly reduced if a prospectus covering the securities issuable upon the exercise of the Class B Warrants is not kept current or if the securities are not qualified, or exempt from qualification, in the states in which the holders of Class B Warrants reside. If and when the Class B Warrants become redeemable by the terms thereof, the Company may exercise its redemption right even if it is unable to qualify the underlying securities for sale under all applicable state securities laws. Holders of Class B Warrants called for redemption residing in states where the underlying securities have not been qualified for sale would generally still be able to sell their Class B Warrants at the then market price thereof.

  Possible Delisting of Securities from the Nasdaq Stock Market. While the Company's Class A Common Stock and Class B Warrants are listed on the Nasdaq SmallCap Market, there can be no assurance that the Company will meet the criteria for continued listing. Continued inclusion on Nasdaq generally requires that (i) the Company maintain at least $2,000,000 in total assets and $1,000,000 in capital and surplus, (ii) the minimum bid price of the Class A Common Stock be $1.00 per share, (iii) there be at least 100,000 shares in the public float valued at $1,000,000 or more, (iv) the Class A Common Stock have at least two active market makers, and (v) the Class A Common Stock be held by at least 300 holders.

  If the Company is unable to satisfy Nasdaq's maintenance requirements, its securities may be delisted from Nasdaq. In such event, trading, if any, in the Class A Common Stock and Class B Warrants would thereafter be conducted in the over-the-counter market in the so-called "pink sheets" or the NASD's "Electronic Bulletin

Board." Consequently, the liquidity of the Company's securities could be impaired, not only in the number of securities which could be bought and sold, but also through delays in the timing of transactions, reduction in security analysts' and the news media's coverage of the Company and lower prices for the Company's securities than might otherwise be attained.

  Possible Adverse Effect on Liquidity of the Company's Securities Due to the Investigation of D.H. Blair Investment Banking Corp. and D.H. Blair & Co., Inc. by the Securities and Exchange Commission. The Commission is conducting an investigation concerning various business activities of Blair and D.H. Blair & Co., Inc. ("Blair & Co."), the dominant market maker in the Company's securities. The investigation appears to be broad in scope, involving numerous aspects of Blair's and Blair & Co.'s compliance with the Federal securities laws and compliance with the Federal securities laws by issuers whose securities were underwritten by Blair or Blair & Co., or in which Blair or Blair & Co. make over-the-counter markets, persons associated with Blair or Blair & Co., such issuers and other persons. The Company has been advised by Blair that the investigation has been ongoing since at least 1989 and that it is cooperating with the investigation. Blair cannot predict whether this investigation will ever result in any type of formal enforcement action against Blair or Blair & Co., or, if so, whether any such action might have an adverse effect on Blair or the Company's securities. An unfavorable resolution of the Commission's investigation could have the effect of limiting Blair & Co.'s ability to continue to make a market in the Company's securities, which could affect the liquidity or price of such securities.

  Shares Eligible for Future Sale. Future sales of Class A Common Stock by existing stockholders pursuant to Rule 144 under the Securities Act of 1933, as amended (the "Securities Act"), or pursuant to a separate prospectus included a registration statement filed by the Company or otherwise, could have an adverse effect on the price of the Company's securities. In addition to the registration statement of which this Prospectus forms a part, the Company has filed a registration statement under the Securities Act for the benefit of certain other security holders and which currently covers the resale of 1,550,000 Class B Warrants and up to 3,100,000 shares of Class A Common Stock (including those shares purchasable upon exercise of the such 1,550,000 Class B Warrants). In addition, the Company has registered for resale 2,274,200 shares of Class A Common Stock issuable upon exercise of options granted or to be granted under the Company's Stock Option Plan. As of November 15, 1996, 1,584,200 options were outstanding under the Stock Option Plan. Further, all of the shares of Class A Common Stock issuable upon conversion of the 3,960,000 shares of Class B Common Stock are eligible for resale under Rule 144, subject to volume and manner of sale limitations. Blair has demand and "piggy-back" registration rights covering the securities underlying the Unit Purchase Option, and the holders of Class C and Class D Warrants have "piggy-back" registration rights covering the shares underlying such warrants. Sales of Class A Common Stock, or the possibility of such sales, in the public market in any of the foregoing manners may adversely affect the market price of the securities offered hereby.

                                USE OF PROCEEDS

  The Company will not receive any of the proceeds from the sale by the Selling Securityholders of the Selling Securityholder Securities offered hereby; however, to the extent that the Selling Securityholder Warrants are exercised, the Company will receive proceeds equal to the exercise price thereof multiplied by the number of warrants exercised. If all of the Selling Securityholder Warrants are exercised, the Company would receive gross proceeds of $2,868,938, less payment of the Blair Commission and expenses of the offering. The Company presently intends to use such proceeds for working capital and general corporate purposes.

                                   DILUTION

  The net tangible book value of the Company as of July 31, 1996 was $27,201,088 million or $2.27 per share. Net tangible book value per share represents the amount of total tangible assets less total liabilities of the Company, divided by the number of shares of Common Stock outstanding. After giving effect to the sale of the 294,250 shares of Common Stock offered hereby (and after deduction of estimated commissions and offering expenses), the pro forma net tangible book value of the Company at July 31, 1996 would have been $29,846,579 million, or $2.43 per share. This represents an immediate increase in such net tangible net book value of $0.16 per share to existing stockholders and an immediate dilution of $7.32 per share to new investors purchasing shares in this offering. The following table illustrates this per share dilution:

     Assumed offering price........................................       $9.75
       Net tangible book value before this offering................ $2.27
       Increase attributable to new investors......................   .16
                                                                    -----
     Pro forma net tangible book value after this offering.........       $2.43
                                                                          -----
     Dilution of net tangible book value to new investors..........       $7.32
                                                                          =====

  The foregoing excludes 1,584,200 shares that are issuable upon the exercise of outstanding employee options under the Company's Stock Option Plan as of November 15, 1996. To the extent that these and other options, stock awards or warrants that may be issued or are exercised in the future, there will be further dilution to new investors.

  The following table summarizes, on a pro forma basis as of August 31, 1996, the differences between existing stockholders and new investors with respect to the number of shares of Class A Common Stock purchased from the Company, the total consideration paid to the Company, and the average consideration paid per share (before deduction of underwriting discounts and commissions and estimated offering expenses):

                                 SHARES PURCHASED  TOTAL CONSIDERATION  AVERAGE
                                 ----------------- -------------------   PRICE
                                  NUMBER   PERCENT   AMOUNT    PERCENT PER SHARE
                                 --------- ------- ----------- ------- ---------
   Existing stockholders........ 8,074,329   96.5% $44,129,000   93.9%   $5.47
   New investors................   294,250    3.5    2,868,938    6.1    $9.75
                                 ---------  -----  -----------  -----
     Total...................... 8,368,579  100.0% $46,997,938  100.0%
                                 =========  =====  ===========  =====

  The foregoing represents potential dilution only as a result of the exercise of Class B Warrants offered hereby and does not give effect to the purchase of shares offered in certain concurrent offerings. See "Concurrent Offerings."

                            SELLING SECURITYHOLDERS

  The Selling Securityholders are Banner Aerospace, Inc. ("Banner"), a Delaware corporation, Leonard Toboroff ("Toboroff") and Blair. Banner and Toboroff received their respective Class B Warrants in exchange for certain services rendered to the Company in connection with the Company's proposals to Swissair, leading up to the execution of the Swissair Agreement. Blair received its Class B Warrants offered hereby as a fee payable as a result of the issuance of Class B Warrants to Banner and Toboroff, pursuant to the agreement described in "Plan of Distribution." Since the Company's inception in 1994, Blair has performed various services for the Company for which it has received compensation, including acting as the Underwriter of the Company's March 1995 initial public offering. Such services are more fully described under "Plan of Distribution."

  The following table sets forth the number of Class B Warrants and underlying shares of Class A Common Stock beneficially owned by each of the Selling Securityholders and included herein. Because the Selling Securityholders may offer all or some of the Selling Securityholder Securities which they own pursuant to the offering contemplated by this Prospectus, and because there are currently no agreements, arrangements or understandings with respect to the sale of any of the Securityholder Securities, no estimate can be given as to the amount of Selling Securityholder Securities that will be held by the Selling Securityholders after completion of this offering. The Selling Securityholder Securities offered by this Prospectus may be offered from time to time by the Selling Securityholders named below.

                                                                   NUMBER OF
                                                               SHARES OF CLASS A
                                                 NUMBER OF       COMMON STOCK
                                             CLASS B WARRANTS    BENEFICIALLY
                                             BENEFICIALLY HELD HELD AND MAXIMUM
                                                AND MAXIMUM      AMOUNT TO BE
     NAMES OF SELLING SECURITYHOLDERS        AMOUNT TO BE SOLD      SOLD(1)
     --------------------------------        ----------------- -----------------
     Banner Aerospace, Inc..................      187,500           187,500
     Leonard Toboroff.......................       87,500            87,500
     D.H. Blair Investment Banking Corp. ...       19,250            19,250

--------
(1) Represents shares to be issued upon exercise of the Selling Securityholder Warrants.

                             PLAN OF DISTRIBUTION

  The sale of all or a portion of the Selling Securityholder Securities offered hereby by the Selling Securityholders may be effected from time to time on Nasdaq at prevailing prices at the time of such sales, at prices related to such prevailing prices or at negotiated prices. The Selling Securityholders may sell all or a portion of the Selling Securityholder Securities in private transactions or in the over-the-counter market at prices related to the prevailing prices of the Selling Securityholder Securities on Nasdaq at the time of the sale. The Selling Securityholders may effect such transactions by selling to or through one or more broker-dealers, and such broker-dealers may receive compensation in the form of underwriting discounts, concessions or commissions from the Selling Securityholders. For example, the Selling Securityholder Securities may be sold by one or more of the following without limitation: (a) a block trade in which the broker or dealer so engaged will attempt to sell the Selling Securityholder Securities as agent but may position and resell a portion of the block as principal to facilitate the transaction; (b) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus; (c) ordinary brokerage transactions and transactions in which the broker solicits purchasers; and (d) face to face transactions between sellers and purchasers without a broker-dealer. In effecting sales, brokers or dealers engaged by the Selling Securityholders may arrange for other brokers or dealers to participate in the resales.

  The Selling Securityholders and any broker-dealers that participate in the distribution may under certain circumstances be deemed to be "underwriters" within the meaning of the Securities Act, and any commissions received by such broker-dealers and any profits realized on the resale of shares by them may be deemed to be underwriting discounts and commissions under the Securities Act. To the extent required under the Securities Act, a supplemental prospectus will be filed disclosing (a) the name of any such broker-dealers, (b) the number of Selling Securityholder Securities involved, (c) the price at which such Selling Securityholder Securities are to be sold, (d) the commissions paid or discounts or concessions allowed to such broker-dealers, where applicable, (e) that such broker-dealers did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, as supplemented, and (f) other facts material to the transaction.

  The Company and the Selling Securityholders may agree to indemnify such broker-dealers against certain liabilities, including liabilities under the Securities Act. In addition, the Company has agreed to indemnify the Selling Securityholders and any underwriter with respect to the Selling Securityholder Securities against certain liabilities, including, without limitation, certain liabilities under the Securities Act, or, if such indemnity is unavailable, to contribute toward amounts required to be paid in respect of such liabilities.

  The Company has agreed to pay certain costs and expenses incurred in connection with the registration of the Selling Securityholder Securities, except that the Selling Securityholders shall be responsible for all selling commissions, transfer taxes and related charges in connection with the offer and sale of such Selling Securityholder Securities.

  There is no assurance that any of the Selling Securityholders will sell any or all of the Selling Securityholder Securities. The Company has agreed to keep the registration statement relating to the offering and sale by the Selling Securityholders of the Selling Securityholder Securities continuously effective for a period of two (2) years from the date of this Prospectus.

  As of October 1, 1996, there were seven market makers in the Company's securities. Rule 10b-6 may prohibit Blair from engaging in any market making activities with regard to the Company's securities for the period from nine business days (or such other applicable period as Rule 10b-6 may provide) prior to any solicitation by Blair of the exercise of Class B Warrants until the later of the termination of such solicitation activity or the termination (by waiver or otherwise) of any right that Blair may have to receive a fee for the exercise of Warrants following such solicitation. As a result, Blair may be unable to provide a market for the Company's securities during certain periods while the Warrants are exercisable.

  In connection with its March 7, 1995, initial public offering (the "IPO") the Company sold to Blair or its designees, for nominal consideration, the Unit Purchase Option to purchase up to 280,000 Units substantially identical to the Units sold in the IPO, except that the warrants included therein are not subject to redemption by the Company unless, on the redemption date, the Unit Purchase Option has been exercised and the underlying warrants are outstanding. The Unit Purchase Option is exercisable during the three year period commencing March 7, 1997 at an exercise price of $6.00 per Unit, subject to adjustment in certain events, and the Unit Purchase Option and the underlying securities are not transferable for a period of three years from March 7, 1995 except to officers of the Underwriter or to members of the selling group. The Unit Purchase Option includes a provision permitting Blair or its designees to elect a cashless exercise. The Company has agreed to register during the four-year period commencing March 7, 1996, on two separate occasions, the securities issuable upon exercise thereof under the Securities Act, the initial such registration to be at the Company's expense and the second at the expense of the holders. The Company has also granted certain "piggy-back" registration rights to holders of the Unit Purchase Option. The Company also paid underwriting fees and selling commissions totalling approximately $1 million, a substantial portion of which was received by Blair.

  Blair has the right to designate one director to the Company's Board of Directors for a period of five years from the completion of the IPO. Such designee may be a director, officer, partner, employee or affiliate of Blair. As of the date of this Exercise Offer/Prospectus, Blair had not designated a director to serve on the Board of Directors.

  During the five-year period from March 7, 1995, in the event Blair originates a financing or a merger, acquisition or transaction to which the Company is a party, Blair will be entitled to receive a finder's fee in consideration for origination of such transaction. The fee is based on a percentage of the consideration paid in the transaction ranging from 7% of the first $1,000,000 to 2 1/2% of any consideration in excess of $9,000,000.

  Blair acted as Placement Agent for the Bridge Financing in October and November 1994 for which it received a Placement Agent fee of $310,000 and a non-accountable expense allowance of $93,000.

  Blair received a fee of approximately $1.34 Million for acting as the Company's solicitation agent for the exercise of Class A Warrants during the Company's May 1996 Class A Warrant Exercise Offer. In addition, Blair will act as solicitation agent for the exercise of Class B Warrants in connection with the contemplated Class B Warrant Exercise Offer and, assuming exercise of all Class B Warrants in the offer, Blair will receive a fee of approximately $3.98 million.

  The Commission is conducting an investigation concerning various business activities of Blair. The investigation appears to be broad in scope, involving numerous aspects of Blair's compliance with the Federal securities laws and compliance with the Federal securities laws by issuers whose securities were underwritten by Blair, or in which Blair made over-the-counter markets, persons associated with Blair, such issuers and other persons. The Company has been advised by Blair that the investigation has been ongoing since at least 1989 and that it is cooperating with the investigation. Blair cannot predict whether this investigation will ever result in any type of formal enforcement action against Blair or, if so, whether any such action might have an adverse effect on the Company's securities. An unfavorable resolution of the Commission's investigation could have the effect of limiting such firm's ability to make a market in the Company's securities, which could affect the liquidity or price of such securities.

                               BLAIR COMMISSION

  Pursuant to the Warrant Agreement, the Company has agreed not to solicit Warrant exercises other than through Blair, unless Blair declines to make such solicitation. Blair has agreed to assist the Company in effecting the Exercise Offer. Upon any exercise of the Warrants, the Company will pay Blair a fee of 5% of the aggregate Warrant exercise price (the "Blair Commission"), if (i) the market price of the Company's Class A Common Stock on the date the Warrants are exercised is greater than the then exercise price of the Warrants; (ii) the exercise of the Warrants was solicited by a member of the NASD as designated in writing on the Warrant Certificate subscription form;
(iii) the Warrants are not held in a discretionary account; (iv) disclosure of compensation arrangements was made both at the time of the offering and at the time of exercise of the Warrants; and (v) the solicitation of exercise of the Warrant was not in violation of Rule 10b-6 promulgated under the Exchange Act.

                             CONCURRENT OFFERINGS

  Pursuant to the registration statement of which this Prospectus forms a part, the Company has registered (i) up to 10,609,446 shares of Class A Common Stock of the Company, which are issuable upon exercise of the Company's outstanding Class B Warrants pursuant to the Company's Exercise Offer in which it has reduced the exercise price of the Class B Warrants to $7.50 through December 24, 1996, (ii) the resale of 1,550,000 Class B Warrants held by certain other selling securityholders and the 1,550,000 shares of Class A Common Stock underlying such Class B Warrants. Sales of such securities, or the potential of such sales, may have an adverse effect on the market price of the securities offered hereby.

                   DESCRIPTION OF CAPITAL STOCK AND WARRANTS

COMMON STOCK

  Class A Common Stock. Holders of Class A Common Stock have the right to cast one vote for each share held of record on all matters submitted to a vote of holders of Class A Common Stock, including the election of directors. The Class A and Class B Common Stock vote together as a single class on all matters on which stockholders may vote, except when class voting is required by applicable law.

  Holders of Class A Common Stock are entitled to receive such dividends, together with the holders of Class B Common Stock, pro rata based on the number of shares held, when, as and if declared by the Board of Directors, from funds legally available therefor, subject to the rights of holders of any outstanding Preferred Stock. In the case of dividends or other distributions payable in stock of the Company, including distributions pursuant to stock splits or division of stock of the Company, only shares of Class A Common Stock will be distributed. In the event of the liquidation, dissolution or winding up of the affairs of the Company, all assets and funds of the Company remaining after the payment of all debts and other liabilities, subject to the rights of the holders of any outstanding Preferred Stock, shall be distributed, pro rata, among the holders of the Class A and Class B Common Stock. Holders of Class A Common Stock are not entitled to preemptive, subscription, cumulative voting or conversion rights, and there are no redemption or sinking fund provisions applicable to the Class A Common Stock. All outstanding shares of Class A Common Stock are, and the shares of Class A Common Stock offered hereby will be when issued, fully paid and non-assessable.

  Class B Common Stock. Immediately prior to the date hereof there were 3,960,000 shares of Class B Common Stock outstanding held by six stockholders of record. Each share of Class B Common Stock is entitled to six votes on all matters on which stockholders may vote, including the election of directors. The Class A and Class B Common Stock vote together as a single class on all matters on which stockholders may vote, except when class voting is required by applicable law.

  Holders of Class B Common Stock are entitled to participate together with the holders of Class A Common Stock, pro rata based on the number of shares held, in the payment of cash dividends and in the liquidation, dissolution and winding up of the Company, subject to the rights of holders of any outstanding Preferred Stock. In the case of dividends, or other distributions payable in stock of the Company, including distributions pursuant to stock splits or divisions of stock of the Company, only shares of Class A Common Stock shall be distributed with respect to Class B Common Stock.

  Shares of Class B Common Stock are automatically convertible into an equivalent number of fully paid and non-assessable shares of Class A Common Stock upon the sale or transfer of such shares by the original record holder thereof except to another holder of Class B Common Stock. Each share of Class B Common Stock also is convertible at any time upon the option of the holder into one share of Class A Common Stock. There are no preemptive, subscription, redemption, conversion or cumulative voting rights applicable to the Class B Common Stock except under the Stockholders' Agreement.

REDEEMABLE CLASS B WARRANTS

  Each Class B Warrant entitles the registered holder to purchase one share of Class A Common Stock at an exercise price of $9.75 at any time after issuance until 5:00 P.M., New York City Time, on March 6, 2000. However, concurrently herewith, the Company has made the Exercise Offer to the holders of the Company's outstanding Class B Warrants to reduce the exercise price of the outstanding Class B Warrants to $7.50 per share to the extent that a holder exercises his or her Class B Warrants prior to 5:00 P.M., New York City time, on December 24, 1996, unless such date is extended by the Company. Following such date through January 16, 1997, a holder will continue to have the right to exercise his or her Class B Warrants (in accordance with the terms thereof) at the re-set exercise price of $9.75 per share. In addition, the Class B Warrants are subject to redemption by the Company upon 30 days' written notice at a redemption price of $.05 per Class B Warrant, if the closing price of the Company's Class A Common Stock for any 30 consecutive trading days ending within 5 days of the notice of redemption averages in excess of $13.65 per share. This condition has been met, and by notice dated October 23, 1996, the Company has exercised its right pursuant to the terms of the Warrants to redeem on January 17, 1997 each Class B Warrant not exercised by January 16, 1997, at 5:00 P.M. New York City time.

  The Class B Warrants are issued pursuant to the Warrant Agreement among the Company, Blair and American Stock Transfer & Trust Company, New York, New York, as Warrant Agent, and are evidenced by warrant certificates in registered form. The Class B Warrants provide for adjustment of the exercise price and for a change in the number of shares issuable upon exercise to protect holders against dilution in the event of a stock dividend, stock split, combination or reclassification of the Class A Common Stock or upon issuance of shares of Class A Common Stock at prices lower than the market price of the Class A Common Stock, with certain exceptions.

  The exercise price of the Class B Warrants was determined by negotiation between the Company and the Underwriter in the Company's initial public offering and should not be construed to be predictive of or to imply that any price increases in the Company's securities will occur.

  A Class B Warrant may be exercised upon surrender of the Class B Warrant certificate on or prior to its expiration date (or earlier redemption date) at the offices of American Stock Transfer & Trust Company, New York, New York, the Warrant Agent, with the form of "Election to Purchase" on the reverse side of the Class B Warrant certificate completed and executed as indicated, accompanied by payment of the full exercise price (by certified or bank check payable to the order of the Company) for the number of shares with respect to which the Class B Warrant is being exercised. Shares issued upon exercise of Class B Warrants and payment in accordance with the terms of the Class B Warrants will be fully paid and non-assessable.

  The Class B Warrants do not confer upon the Class B Warrantholder any voting or other rights of a stockholder of the Company. Upon notice to the Class B Warrantholders, the Company has the right to reduce the exercise price or extend the expiration date of the Class B Warrants.

                                 LEGAL MATTERS

  The validity of the securities offered hereby will be passed upon for the Company by the law firm of Irell & Manella LLP, Los Angeles, California.

                                    EXPERTS

  The financial statements of Interactive Flight Technologies, Inc., as of October 31, 1995 and for the year then ended, and the cumulative statements of operations, stockholders' equity (deficiency), and cash flows for the period February 1, 1994 (inception) through October 31, 1995, have been incorporated by reference herein and in the registration statement in reliance upon the reports of KPMG Peat Marwick LLP and Richard A. Eisner & Company LLP, independent certified public accountants incorporated by reference herein (insofar as such report of Richard A. Eisner & Company LLP relates to the amounts included for the period from February 1, 1994 (inception) to October 31, 1994), and upon the authority of said firms as experts in accounting and auditing.

  The balance sheet of the Company at October 31, 1994 and the related statements of operations, stockholders' equity (deficiency) and cash flows for the period from inception (February 1, 1994) through October 31, 1994 incorporated herein by reference have been audited by, and are incorporated herein by reference in reliance upon the report of, Richard A. Eisner & Company LLP, independent certified public accountants, given on the authority of that firm as experts in accounting and auditing.

  Effective May 10, 1995, the Company changed its independent accountants from Richard A. Eisner & Company LLP ("Eisner") to KPMG Peat Marwick LLP ("Peat Marwick"). Prior to the retention of Peat Marwick, neither the Company, nor any person on its behalf, consulted with Peat Marwick regarding the application of accounting principles to any transaction or the types of audit opinion that might be rendered on the Company's financial statements. The decision to change accountants was recommended by the Board of Directors of the Company. There were no disagreements with Eisner on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedures, which disagreements, if not resolved to their satisfaction, would have caused them to make reference in connection with their opinion to the subject matter of the disagreement.

                                                             ALTERNATE OFFERING
                                                                       #2 PAGES

                     INTERACTIVE FLIGHT TECHNOLOGIES, INC.

                           EXERCISE OFFER/PROSPECTUS

        OFFER TO REDUCE THE EXERCISE PRICE OF CLASS B WARRANTS TO $7.50

         TO HOLDERS OF THE COMPANY'S 10,609,446 CLASS B WARRANTS

            FOR EXERCISES BEFORE 5:00 PM ON DECEMBER 24, 1996

       ISSUANCE OF UP TO 10,609,446 SHARES OF CLASS A COMMON STOCK
              UNDERLYING OUTSTANDING REDEEMABLE CLASS B WARRANTS

  Interactive Flight Technologies, Inc. (the "Company"), hereby offers (the "Exercise Offer"), to the holders (the "Holders") of the Company's outstanding Class B Redeemable Stock Purchase Warrants (the "Class B Warrants" or "Warrants") who exercise their Class B Warrants pursuant to the Exercise Offer, to reduce the exercise price of the outstanding Class B Warrants to $7.50 per share (from $9.75 per share) for each Class B Warrant so exercised, in each case if and only if a Holder exercises his or her Class B Warrants prior to 5:00 P.M., New York City time, on December 24, 1996, unless such date is extended by the Company as described herein (such date, or such date as so extended, being referred to as the "Expiration Date"). Following the Expiration Date and until the Redemption Date described below, a Holder will continue to have the right to exercise his or her Class B Warrants (in accordance with the terms thereof) at the re-set exercise price of $9.75 per share. However, by notice dated October 23, 1996, the Company has exercised its right pursuant to the terms of the Warrants to redeem (the "Warrant Redemption") on January 17, 1997 (the "Redemption Date"), each Class B Warrant not exercised by January 16, 1997, at 5:00 P.M., New York City time. ACCORDINGLY, ALL CLASS B WARRANTS NOT EXERCISED PRIOR TO 5:00 P.M. NEW YORK TIME ON JANUARY 16, 1997, WILL CEASE TO BE EXERCISABLE AND WILL REPRESENT ONLY THE RIGHT TO RECEIVE, ON OR AFTER THE REDEMPTION DATE, $.05 PER WARRANT UPON SURRENDER THEREOF.

 THE EXERCISE OFFER WILL EXPIRE ON DECEMBER 24, 1996, AT 5:00 P.M., NEW YORK CITY TIME, UNLESS EXTENDED. WITHDRAWAL RIGHTS WILL ALSO EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON DECEMBER 24, 1996. FURTHER, ANY CLASS B WARRANTS NOT EXERCISED BY JANUARY 16, 1997, AT 5:00 P.M. NEW YORK CITY TIME, WILL CEASE TO BE EXERCISABLE AND WILL THEREAFTER BE REDEEMED ON JANUARY 17, 1997 FOR $.05 PER WARRANT.

  This Exercise Offer/Prospectus also relates to the issuance of up to 10,609,446 shares of the Company's Class A Common Stock, $.01 par value ("Class A Common Stock"), issuable upon exercise of the outstanding Class B Warrants during and following the Exercise Offer, except that this Exercise Offer/Prospectus does not relate to the issuance of such shares following the Exercise Offer to Holders who acquired their Class B Warrants in a transaction or chain of transactions not involving any public offering.

                               ----------------

              THE SECURITIES OFFERED HEREBY INVOLVE A HIGH DEGREE
                    OF RISK. SEE "RISK FACTORS" ON PAGE 8.

                               ----------------

  The Class A Common Stock and the Company's Class B Common Stock, $.01 par value (the "Class B Common Stock"), are essentially identical in all respects, except that the Class B Common Stock has six votes per share and the Class A Common Stock has one vote per share. The Class B Common Stock is convertible into Class A Common stock on a share-for-share basis. The holders of the Class B Common Stock, all of whom are executive officers, directors and/or principal stockholders of the Company, control approximately 75% of the total voting power of the Company and are therefore able to elect all of the Company's directors and to control the Company.

                               ----------------

THESE SECURITIES HAVE  NOT BEEN APPROVED OR DISAPPROVED BY  THE SECURITIES AND
 EXCHANGE  COMMISSION  OR  ANY  STATE   SECURITIES  COMMISSION  NOR  HAS  THE
 SECURITIES  AND  EXCHANGE  COMMISSION  OR ANY  STATE  SECURITIES  COMMISSION
  PASSED UPON THE ACCURACY OR ADEQUACY OF THIS EXERCISE OFFER/ PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     The date of this Exercise Offer/Prospectus is November 20, 1996

  On March 14, 1995, the Company completed an initial public offering (the "IPO") of 3,220,000 Units (the "Units"), each Unit consisting of one share of Class A Common Stock, one redeemable class A warrant (each, a "Class A Warrant") and one Class B Warrant. Each Class A Warrant entitles the holder to purchase one share of Class A Common Stock and one Class B Warrant for an exercise price of $7.00. The components of the Units were transferrable separately upon issuance. On May 17, 1996, the Company completed an Exercise Offer pursuant to which the Company offered holders of its redeemable Class A Warrants who exercised their Class A Warrants (i) to issue an extra 1/2 of a Class B Warrant for each Class A Warrant exercised by such holder on or prior to May 17, 1996 (in addition to the one share of Class A Common Stock and one Class B Warrant issuable upon exercise of the Class A Warrants pursuant to the terms of the Class A Warrants), and (ii) to reduce the exercise price of the Class A Warrants to $5.75 per share (from $7.00 per share) with respect to any such exercise. On July 26, 1996, pursuant to the terms of the Class A Warrants, the Company redeemed its remaining Class A Warrants for $.05 per Class A Warrant.

  The Class A Common Stock and the Class B Warrants are traded on the Nasdaq SmallCap Market ("Nasdaq"). On November 15, 1996, the closing sale price of the Class A Common Stock on Nasdaq was $11.50 per share, and the closing sale price of the Class B Warrants on Nasdaq was $3.875 per Class B Warrant.

                                   IMPORTANT

  Any Holder desiring to exercise all or any portion of his or her Class B Warrants should either (1) complete and sign the Letter of Transmittal or a facsimile copy thereof in accordance with the instructions in the Letter of Transmittal, mail or deliver it together with a certified or bank check payable to "Interactive Flight Technologies, Inc." in the amount of $7.50 per share exercised in the Exercise Offer and any other required documents to American Stock Transfer & Trust Company (the "Warrant Agent") and either mail or deliver the Holder's Class B Warrant certificate(s) to the Warrant Agent or follow the procedure for book-entry exercise set forth under the caption "The Exercise Offer--Procedures for Exercising Class B Warrants--Book Entry Exercise," or (2) request the Holder's broker, dealer, commercial bank, trust company or other nominee to effect the transaction for him or her. A Holder having Class B Warrants registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact that broker, dealer, commercial bank, trust company or other nominee if such Holder desires to exercise such Class B Warrants. Holders who desire to exercise Class B Warrants and whose certificates for such Class B Warrants are not immediately available should exercise such Class B Warrants by following the procedures for guaranteed delivery set forth under the caption "The Exercise Offer-- Procedures for Exercising Class B Warrants--Guaranteed Delivery."

                               ----------------
THE BOARD OF  DIRECTORS OF THE COMPANY HAS UNANIMOUSLY APPROVED  THE MAKING OF
 THE EXERCISE OFFER. HOWEVER, NEITHER THE COMPANY NOR ITS BOARD OF DIRECTORS IS MAKING ANY RECOMMENDATION TO ANY HOLDER AS TO WHETHER TO EXERCISE CLASS
  B WARRANTS PURSUANT TO THE EXERCISE  OFFER. EACH HOLDER SHOULD MAKE HIS OR
   HER OWN DECISION, AFTER READING THIS EXERCISE OFFER/PROSPECTUS, AS TO WHETHER TO EXERCISE CLASS B WARRANTS AND, IF SO, HOW MANY CLASS B
    WARRANTS TO EXERCISE. THE COMPANY HAS BEEN ADVISED THAT CERTAIN OF ITS EXECUTIVE OFFICERS OR DIRECTORS INTEND TO EXERCISE THEIR CLASS B
     WARRANTS PURSUANT TO THE EXERCISE OFFER.

                               ----------------
  Questions and requests for assistance or for additional copies of this Exercise Offer/Prospectus, the Letter of Transmittal or the Notice of Guaranteed Delivery may be directed to the Warrant Agent at its address and telephone number set forth in "The Exercise Offer and Warrant Redemption-- Warrant Agent."


                                    Alt 2-2

                      DOCUMENTS INCORPORATED BY REFERENCE

  The following documents heretofore filed by the Company under the Securities Exchange Act of 1934, as amended (the "Exchange Act") with the Commission are incorporated herein by reference: (1) the Company's Annual Report on Form 10-KSB for the fiscal year ended October 31, 1995, and Amendment No. 1 to the Annual Report on Form 10-KSB/A for the fiscal year ended October 31, 1995 (including, but not limited to, the Financial Statements and notes thereto commencing on page F-1 thereof); (2) the Company's Quarterly Reports on Form 10-QSB dated January 31, 1996, April 30, 1996, and July 31, 1996 (including, but not limited to, the Financial Statements and notes thereto commencing on page 3 of each such Quarterly Report); and (3) the description of the Company's Common Stock as set forth in the Company's registration statement on Form 8-A filed with the Commission on December 31, 1994, as amended by the Company's registration statement on Form 8-A/A filed with the Commission on March 8, 1995, and any other amendments or reports thereto filed with the Commission for the purpose of updating such description.

  All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Exercise Offer/Prospectus and prior to the termination of the offering of the shares of Common Stock made hereby shall be deemed to be incorporated in this Exercise Offer/Prospectus by reference and to be a part hereof from the date of filing of such documents. Any statement incorporated herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Exercise Offer/Prospectus.

  The Company will provide, without charge, to each person to whom a copy of this Exercise Offer/Prospectus has been delivered, on the request of such person, a copy of any and all of the information that has been or may be incorporated by reference in this Exercise Offer/Prospectus, other than exhibits thereto. Written or oral requests for such copies should be directed to Interactive Flight Technologies, Inc., 4041 N. Central Avenue, Suite 2000, Phoenix, Arizona 85012, Attention: Chief Financial Officer. The telephone number is (602) 200-8900.

                                    Alt 2-3

                                    SUMMARY

  The following summary is qualified in its entirety by reference to, and should be read in conjunction with, the more detailed information and financial statements (including the notes thereto) incorporated by reference into this Exercise Offer/Prospectus.

                                  THE COMPANY

  Interactive Flight Technologies, Inc. (the "Company") is engaged in the development, assembly, installation and operation of a computer-based in-flight entertainment network (the "Entertainment Network"). The first generation of the Entertainment Network provided aircraft passengers the opportunity to view movies, to play computer games and, in certain cases where permitted by applicable law, to gamble through a high-resolution video touch screen. The Company has also recently developed a second generation of the Entertainment Network (the "IFEN-2") which includes additional features such as secure casino gaming, in-flight shopping, a telephone interface system, the ability for passengers to pay for IFEN-2 usage through their credit cards, and increased video-on-demand capacity.

  To date, the Company has entered into contracts to install and operate the Entertainment Network on the aircraft of three airlines--Alitalia Airlines S.p.A. ("Alitalia"), Debonair Airlines ("Debonair"), and Swissair VKB ("Swissair"). Under the Company's agreement with Alitalia (the "Alitalia Agreement"), the first generation of the Entertainment Network system was installed in November 1995 in the first class and business class seats of an Alitalia MD-11 aircraft. Following completion of the test period of this first installed Entertainment Network system, Alitalia accepted the remainder of the Alitalia Agreement and the Company accordingly delivered first generation Entertainment Network systems for installation on an additional four Alitalia MD-11 aircraft. The agreement provides for the Company to operate the Entertainment Networks on all five aircraft over a period of approximately eight years. The Alitalia Agreement does not presently provide for, and is not expected to provide for, passenger use of gambling features of the Entertainment Network. Under the Alitalia Agreement, Alitalia is to pay an aggregate of approximately $2.7 million for the hardware components of the five Entertainment Network systems, of which $1.1 million has been paid to date and $1.6 million is currently due and payable.

  In March 1996, the Company entered into a second airline contract (the "Debonair Agreement") with Debonair, a start-up European airline. The Debonair Agreement provides for the Company to deliver and install IFEN-2 systems (including video casino style gambling) for all seats on Debonair's entire fleet, which consists of six RJ-146 aircraft. The aggregate purchase price to be paid by Debonair for the hardware components of the six IFEN-2 systems and related spare parts is approximately $5.8 million. However, the Debonair Agreement provides that, provided Debonair utilizes the casino gaming feature of the Entertainment Networks, Debonair is not required to pay any up-front funds to the Company for the six Entertainment Networks. Instead, payments to the Company will be made solely through a revenue-sharing arrangement, which provides that the Company will receive a percentage of revenues generated by the Entertainment Networks, principally casino gaming revenues, until the aggregate purchase price plus accrued interest for all six Entertainment Networks is paid, and thereafter the Company will receive a reduced percentage of such revenues. The Debonair Agreement further provides that if the use of the casino gaming features of the IFEN-2 systems is ordered by law to cease, then no further payments of purchase price for each installed system shall be due.

  Effective July 18, 1996, the Company entered into an agreement with Swissair to provide for delivery and installation by the Company of IFEN-2 systems on sixteen Swissair MD-11 aircraft and five Swissair B-747 aircraft. The Company will also provide various maintenance and operational services for the installed IFEN-2 systems. Subject to execution of an agreement with Interkantonale Landeslotterie ("ILL"), the operator of the Swiss lottery based in Zurich, Switzerland, the IFEN-2 systems installed on Swissair aircraft will allow passengers to participate in various Swiss lottery games, but are not expected to allow use of the traditional casino style gaming features such as slots or poker. In the event that no agreement is reached with ILL, either Swissair or the Company may terminate the Swissair Agreement.

                                    Alt 2-4

  Under the Swissair Agreement, subject to the terms thereof, the Company is entitled to receive an aggregate of approximately $72 million for the IFEN-2 hardware, plus the costs of installation and certain upgrades. The Company will also be reimbursed for its projected costs in connection with maintaining and operating the systems. However, the hardware purchase price and the operating expenses are payable only out of net revenues received from passenger participation in the aforementioned lottery games. Further, the Company may receive such amounts only after Swissair is first reimbursed from the net lottery revenues for certain expenses incurred in connection with the installation and operation of the IFEN-2 systems. Any amounts remaining after payment of the Company's operating costs and the hardware purchase price will be paid over to ILL. The Company will also receive a percentage of revenues and commissions from advertising and shopping services available on the installed IFEN-2 systems.

  The Company is aggressively marketing the Entertainment Network to numerous additional airlines, focusing primarily on international carriers or domestic carriers with international routes. However, there can be no assurance that definitive agreements will be executed with any other airlines. See "Risk Factors."

  Since commencement of operations, the Company has developed a substantial catalogue of proprietary technology and know-how relating to the Entertainment Network and its related systems. In addition, the Company has an exclusive license (the "FortuNet License") for technology for airline use from FortuNet, Inc. ("FortuNet"), a gaming equipment manufacturer that distributes video gaming networks to casinos and other gaming establishments. The Chief Executive Officer of the Company, who is also a director and principal stockholder of the Company, is a former employee of FortuNet and was a substantial contributor to the development of the technology licensed from FortuNet.

  The purpose of the Exercise Offer is to raise additional capital by encouraging Holders to exercise their Class B Warrants. In the absence of the Exercise Offer, the Company anticipates that its current cash reserves, together with funds to be received from its current contracts (described above), will be sufficient to fund the Company's currently-budgeted operations through December 1996. The Company will require significant additional financing to continue its operations beyond such date. In the absence of the Exercise Offer, the Company will not have sufficient resources to deliver all the Entertainment Networks to Debonair and Swissair as currently contemplated under the Debonair Agreement and the Swissair Agreement and, therefore, the ability of the Company to successfully perform under those contracts is dependent upon raising capital through the Exercise Offer or otherwise.

  The Exercise Offer represents, in the opinion of the Company, a critical opportunity to raise the needed significant capital, particularly in light of the fact that there is no assurance that the Company will be able to secure significant capital through other sources. Assuming that 100%, 75% and 50% of the Class B Warrants are exercised in the Exercise Offer, the Company will receive net proceeds (after payment of a 5% solicitation fee and estimated expenses of approximately $80,000) of approximately $75,512,303, $56,614,227 and $37,716,151, respectively. These proceeds, together with the revenues assumed to be derived under the Company's contracts, would be expected to be sufficient to fund the Company's operations through approximately October 1998, December 1997, and March 1997, respectively. However, the Company is engaged in discussions with a number of airlines and, in the event that the Company obtains commitments from one or more airlines for the purchase of additional Entertainment Networks financed by the Company, the foregoing estimates of the Company's liquidity are likely to be significantly shortened, since the Company anticipates that such agreements will contain extended payment terms similar to those of its current contracts. See "Risk Factors -- Need for Additional Financing; Potential Cash Shortages."

  The Company was incorporated in Delaware in August 1994 and is the successor by merger to In-Flight Entertainment Services Corp., a New York corporation incorporated in February 1994. The Company completed an initial public offering of its securities in March 1995. Unless the context requires or as otherwise indicated, all references to the "Company" include the predecessor company. The Company's principal executive offices are located at 4041 N. Central Avenue, Suite 2000, Phoenix, Arizona 85012, and its telephone number is (602) 200-8900.

                                    Alt 2-5

                            SUMMARY OF THE OFFERING

 Securities Offered...............  10,609,446 shares of Class A Common Stock underlying outstanding Class B Warrants.

 Expiration Date..................  December 24, 1996, unless extended by the Company. The
                                    "Expiration Date" is the original expiration date of
                                    the Exercise Offer or as that date may be extended. See
                                    "The Exercise Offer--Terms of the Exercise Offer."

 Redemption Date..................  January 17, 1997

 Class B Warrant Exercise Price:

      During the Exercise Offer...  $7.50 per share.
      After the Exercise Offer
       (but prior to the
       Redemption Date)...........  $9.75 per share.

 Redemption Price of Class B War-
  rants Not Exercised Prior to Re-
  demption Date...................  $0.05 per Class B Warrant

 Shares of Class A Common Stock
  Outstanding:

      Prior to the Exercise Offer.  8,102,060 shares(1)

      After the Exercise Offer....  18,711,506 shares(1)(2)

 Class B Warrants Outstanding:
      Prior to the Exercise Offer.  10,609,446 Class B Warrants

      After the Exercise Offer....           (3)

 Closing Sale Price Prior to
  Announcement of Exercise Offer
  and Warrant Redemption
  (October 16, 1996)..............  Class A Common Stock: $11.375 per share
                                    Class B Warrants: $4.25 per Class B Warrant

 Current Closing Sale Price
  (November 15, 1996).............  Class A Common Stock: $11.50 per share
                                    Class B Warrants: $3.875 per Class B Warrant

 Ownership of Class B Warrants....  Certain officers and directors of the Company own Class
                                    B Warrants, and some of these individuals have advised
                                    the Company that they intend to exercise their Class B
                                    Warrants in the Exercise Offer.

 Warrant Agent....................  American Stock Transfer and Trust Company, 40 Wall
                                    Street, 46th Floor, New York, NY 10005, 1-800-937-5449
                                    (Reorganization Department).

 Method of Exercising.............  In order to exercise Class B Warrants, Holders must follow the procedures set forth under the caption "The
                                    Exercise Offer--Procedures for Exercising Class B
                                    Warrants."

                                    Alt 2-6


 Warrant Solicitation Fee.........  Pursuant to the terms of the warrant agreement governing the Class B Warrants, the Company will be
                                    required to pay to D.H. Blair Investment Banking Corp.,
                                    the underwriter of the Company's initial public
                                    offering ("Blair"), a warrant solicitation fee equal to
                                    5% of the gross proceeds received by the Company from
                                    the exercise of Class B Warrants in the Exercise Offer.
                                    See "Plan of Distribution."

 Use of Proceeds..................  The net proceeds to the Company will be utilized to implement the Company's plan of operation, including
                                    performing under its current contracts; marketing the
                                    Entertainment Network to additional airlines and
                                    performing under any contracts executed with such
                                    airlines; and continuing the development of the
                                    Entertainment Network. See "Purpose of Exercise Offer
                                    and Use of Proceeds."

 Risk Factors.....................  The securities offered hereby involve a high degree of risk and should not be purchased by investors who
                                    cannot afford the loss of their entire investment. See
                                    "Risk Factors."

--------
(Footnotes from page 6)

(1) Excludes (i) 10,609,446 shares of Class A Common Stock issuable upon exercise of the outstanding Class B Warrants; (ii) 165,000 shares of Class A Common Stock issuable upon outstanding Class C Warrants; (iii) 165,000 shares of Class A Common Stock issuable upon outstanding Class D Warrants;
    (iv) 1,120,000 shares of Class A Common Stock issuable upon exercise of unit purchase options and the Class A and Class B Warrants contained therein issued to Blair in the Company's initial public offering; and
    (v) 2,274,200 shares of Class A Common Stock reserved for issuance under the Company's Stock Option Plan, under which, as of the date of this Exercise Offer/Prospectus, options to purchase 1,584,200 shares of Class A Common Stock are outstanding. See "Concurrent Offerings" and "Description of Securities."

(2) Assumes the issuance of 10,609,446 shares of Class A Common Stock, the maximum number of shares issuable upon the exercise of the maximum number of Class B Warrants exercisable under the terms of the Exercise Offer.

(3) If 100%, 75% and 50% of the Class B Warrants are exercised in the Exercise Offer, 0, 2,652,362 and 5,304,723 Class B Warrants, respectively, would remain outstanding after the Exercise Offer. However, any such remaining Class B Warrants will be redeemed for $.05 on January 17, 1997, unless exercised prior thereto.

                   THE EXERCISE OFFER AND WARRANT REDEMPTION

THE CLASS B WARRANTS

  The Class B Warrants are subject to a Warrant Agreement (the "Warrant Agreement") by and among the
Company, Blair and American Stock Transfer and Trust Company, as Warrant Agent. Pursuant to the terms of the Warrant Agreement, the Class B Warrants are exercisable for one share of Class A Common Stock (the "Underlying Stock") at an exercise price of $9.75, subject to adjustment, at any time prior to the Redemption Date. See "Description of Securities--Redeemable Class B Warrants."

  THE COMPANY IS HEREBY OFFERING, TO HOLDERS WHO EXERCISE THEIR CLASS B WARRANTS PURSUANT TO THE EXERCISE OFFER, TO REDUCE THE EXERCISE PRICE OF CLASS B WARRANTS TO $7.50 PER SHARE (FROM $9.75 PER SHARE) FOR EACH CLASS B WARRANT SO EXERCISED, IF AND ONLY IF A HOLDER EXERCISES HIS OR HER CLASS B WARRANTS PRIOR TO THE EXPIRATION DATE (AS HEREINAFTER DEFINED).

  IN ADDITION, BY NOTICE DATED OCTOBER 23, 1996, THE COMPANY HAS EXERCISED ITS RIGHT TO REDEEM FOR $.05 ANY CLASS B WARRANT WHICH IS NOT EXERCISED PRIOR TO JANUARY 16, 1997, AT 5:00 P.M. NEW YORK CITY TIME.

                                    Alt 2-7

TERMS OF THE EXERCISE OFFER

  Pursuant to the Exercise Offer, the Company has offered to reduce to $7.50 the Exercise Price of Class B Warrants to Holders of the Company's 10,609,446 Class B Warrants, for exercises before December 24, 1996. The reduced per share exercise price of $7.50 was selected by the Company, after consultation with Blair, as the highest exercise price which would be expected to induce all or a substantial portion of the Holders to exercise their Class B Warrants in the Exercise Offer. However, there can be no assurance that the reduction in exercise price will be sufficient to induce Holders to exercise their Warrants.

  Upon the terms and subject to the conditions of the Exercise Offer, the Company will accept exercises for any and all Class B Warrants that are validly exercised in accordance with the terms of the Exercise Offer prior to the Expiration Date (as hereinafter defined) and not withdrawn in accordance with the procedures set forth under the caption "--Withdrawal Rights." As used in the Exercise Offer, the term "Expiration Date" means 5:00 p.m., New York City time, on December 24, 1996; provided, however, that if the Company, in its sole discretion, has extended the period of time during which the Exercise Offer will be open, the term "Expiration Date" means the latest time and date on which the Exercise Offer, as so extended, will expire.

  The Company reserves the right, in its sole discretion, at any time and from time to time, to extend the period of time during which the Exercise Offer is open by giving oral or written notice of such extension to the Warrant Agent. There can be no assurance that the Company will exercise its right to extend the Exercise Offer. If the Company decides, in its sole discretion, to decrease the number of Class B Warrants exercisable in the Exercise Offer or to increase or decrease the $7.50 exercise price applicable in the Exercise Offer and, at the time that notice of such increase or decrease is first published, sent or given to holders of Class B Warrants in the manner specified below, the Exercise Offer is scheduled to expire at any time earlier than the tenth business day from the date that such notice is first so published, sent or given, the Exercise Offer will be extended until the expiration of such period of ten business days.

  The Company also expressly reserves the right to (i) delay the acceptance of exercises of any Class B Warrants not theretofore accepted for exercise in order to comply in whole or in part with applicable law, (ii) terminate the Exercise Offer and not accept for exercise any Class B Warrants not theretofore accepted for exercise upon the occurrence of any of the conditions specified under the caption "--Certain Conditions of the Exercise Offer," and
(iii) amend the Exercise Offer in any respect at any time and from time to time.

  Any extension, delay, termination or amendment will be followed as promptly as practicable by public announcement thereof, such announcement in the case of an extension to be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. For purposes of the Exercise Offer, a "business day" means any day, other than a Saturday, Sunday or Federal holiday, on which the principal office of the Commission in Washington, D.C. is scheduled to be open for business and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time. Without limiting the manner in which the Company may choose to make any public announcement, except as provided by applicable law (including Rule 13e-4(e)(2) under the Exchange Act), the Company shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a release to the Dow Jones News Service.

  The Company confirms that if it makes a material change in the terms of the Exercise Offer or the information concerning the Exercise Offer, or if it waives a material condition of the Exercise Offer, the Company will extend the Exercise Offer to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(2) under the Exchange Act, which require that the minimum period during which an offer must remain open (to allow for adequate dissemination to Holders and Holder response) following material changes in the terms of the Exercise Offer or information concerning the Exercise Offer, other than a change in percentage of securities exercisable or the $7.50 exercise price applicable in the Exercise Offer, will depend upon the facts and circumstances, including the relative materiality of the terms or information. The Company confirms that its reservation of the right to delay issuance to Holders of the Underlying Stock in respect of exercise of Class B Warrants which it

                                    Alt 2-8
has accepted for exercise is limited by Rule 13e-4(f)(5) under the Exchange Act, which requires that an issuer pay the consideration offered or return the exercised securities promptly after the termination or withdrawal of the Exercise Offer.

ACCEPTANCE FOR PAYMENT; PAYMENT OF PURCHASE PRICE

  Upon the terms and subject to the conditions of the Exercise Offer (including, if the Exercise Offer is extended or amended, the terms and conditions of the Exercise Offer as so extended or amended), the Company will accept for exercise any and all Class B Warrants validly exercised prior to the Expiration Date and not withdrawn, as soon as practicable after the Expiration Date. In all cases, acceptance of exercises of Class B Warrants pursuant to the Exercise Offer will only be made, and the Underlying Stock will only be issued, after timely receipt by the Warrant Agent of (i) certificates for such Class B Warrants or confirmation (a "Book-Entry Confirmation") of such Class B Warrants in the Warrant Agent's account at The Depository Trust Company ("DTC"), the Pacific Securities Depository Trust Company ("PSDTC") or the Philadelphia Depository Trust Company ("Philadep") (DTC, PSDTC and Philadep being sometimes collectively referred to as the "Book-Entry Transfer Facilities" or individually referred to as a "Book-Entry Transfer Facility") pursuant to the procedure set forth under the caption "-- Procedures for Exercising Class B Warrants--Book-Entry Exercise," (ii) a properly completed and duly executed Letter of Transmittal or manually signed facsimile thereof (with any required signature guarantees) or, in the case of book-entry exercise, an Agent's Message (as defined below), (iii) a certified or bank check payable to "Interactive Flight Technologies, Inc." in the amount of $7.50 per share exercised in the Exercise Offer, and (iv) any other documents required by the Letter of Transmittal to American Stock Transfer & Trust Company (the "Warrant Agent").

  The term "Agent's Message" means a message, transmitted by a Book-Entry Transfer Facility to, and received by, the Warrant Agent and forming a part of a Book-Entry Confirmation, which states that such Book-Entry Transfer Facility has received an express acknowledgment from the participant in such Book-Entry Transfer Facility's system exercising the Class B Warrants which are the subject of such Book-Entry Confirmation, that such participant has received and agrees to be bound by the terms of the Letter of Transmittal, and that the Company may enforce such agreement against such participant.

  For purposes of the Exercise Offer, the Company shall be deemed to have accepted for exercise Class B Warrants as, if and when the Company gives oral or written notice to the Warrant Agent, as agent for the exercising Holders, of the Company's acceptance for exercise of such Class B Warrants pursuant to the Exercise Offer. Subject to the terms and conditions of the Exercise Offer, issuance of the Underlying Stock with respect to Class B Warrants accepted for exercise pursuant to the Exercise Offer will be made by the Warrant Agent, which will act as agent for the exercising Holders for the purpose of receiving such securities from the Company and transmitting such securities to exercising Holders. If any exercised Class B Warrants are not accepted for exercise for any reason, or if certificates are submitted for more Class B Warrants than are exercised, then certificates for such Class B Warrants not accepted for exercise or not exercised will be returned (or, in the case of Class B Warrants exercised by book-entry transfer into the Warrant Agent's account at a Book-Entry Transfer Facility, such Class B Warrants will be credited to an account maintained at such Book-Entry Transfer Facility), without expense to the exercising Holder, as soon as practicable after the expiration or termination of the Exercise Offer.

  If, prior to the Expiration Date, the Company shall increase or decrease the $7.50 exercise price applicable in the Exercise Offer, the Company will make applicable the increased or decreased exercise price in respect of, all Holders whose Class B Warrants are accepted for exercise pursuant to the Exercise Offer.

PROCEDURES FOR EXERCISING CLASS B WARRANTS

  Valid Exercise. For Class B Warrants to be validly exercised pursuant to the Exercise Offer, a properly completed and duly executed Letter of Transmittal or manually signed facsimile thereof (with any required signature guarantees), together with a certified or bank check payable to "Interactive Flight Technologies, Inc."

                                    Alt 2-9
in the amount of $7.50 per share so exercised in the Exercise Offer and any other documents required by the Letter of Transmittal, or, solely in connection with a book-entry exercise of the Class B Warrants, an Agent's Message must be received by the Warrant Agent prior to the Expiration Date at its address set forth in "The Exercise Offer and Warrant Redemption--Warrant Agent," and either the certificates for such Class B Warrants must be delivered to the Warrant Agent along with the Letter of Transmittal, or such Class B Warrants must be delivered pursuant to the procedure for book-entry transfer set forth below and a Book-Entry Confirmation of receipt of such Class B Warrants must be received by the Warrant Agent, in each case prior to the Expiration Date. Holders who are unable to comply with the foregoing procedures prior to the Expiration Date may exercise Class B Warrants pursuant to the guaranteed delivery procedures set forth below.

  IN ORDER FOR AN EXERCISING HOLDER TO PARTICIPATE IN THE EXERCISE OFFER, CLASS B WARRANTS MUST BE VALIDLY EXERCISED PRIOR TO THE EXPIRATION DATE, WHICH IS CURRENTLY 5:00 P.M., NEW YORK CITY TIME, ON TUESDAY, DECEMBER 24, 1996.

  Book-Entry Exercise. The Warrant Agent will establish accounts with respect to the Class B Warrants at each of the Book-Entry Transfer Facilities for purposes of the Exercise Offer within two business days after the date of this Exercise Offer/Prospectus, and any financial institution that is a participant in a Book-Entry Transfer Facility system may make book-entry exercises of Class B Warrants by causing the Book-Entry Transfer Facility to exercise such Class B Warrants in the Warrant Agent's account at such Book-Entry Transfer Facility in accordance with such Book-Entry Transfer Facility's procedures for such exercise. However, although exercise of Class B Warrants may be effected through book-entry at a Book-Entry Transfer Facility, the Letter of Transmittal (or manually signed facsimile thereof), properly completed and duly executed (with any required signature guarantees), together with a certified or bank check payable to "Interactive Flight Technologies, Inc." in the amount of $7.50 per share so exercised in the Exercise Offer and any other required documents must, in any case, be transmitted to and received by the Warrant Agent at its address set forth in "The Exercise Offer and Warrant Redemption--Warrant Agent" prior to the Expiration Date, or exercising Holders must comply with the guaranteed delivery procedures set forth below. DELIVERY OF SUCH DOCUMENTS TO A BOOK-ENTRY TRANSFER FACILITY IN ACCORDANCE WITH SUCH BOOK-ENTRY TRANSFER FACILITY'S PROCEDURES DOES NOT CONSTITUTE DELIVERY TO THE WARRANT AGENT.

  Signature Guarantees. Signatures on all Letters of Transmittal must be guaranteed by a firm which is a member of a registered national securities exchange or of the National Association of Securities Dealers, Inc. or by a bank, credit union, savings association or other entity which is a member in good standing of the Securities Transfer Agent's Medallion Program (collectively, "Eligible Institutions") unless the Class B Warrants exercised thereby are exercised (i) by a registered Holder of such Class B Warrants (which term shall include any participant in a Book-Entry Transfer Facility whose name appears on a security position listing as the owner) who has not completed the box entitled "Special Issuance Instructions" on the Letter of Transmittal, or (ii) for the account of an Eligible Institution. See Instruction 1 of the Letter of Transmittal. If the certificates are registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made, or Class B Warrants not exercised or not accepted for exercise are to be issued, to a person other than the registered Holder, then the certificates must be endorsed or accompanied by appropriate transfer powers, in either case signed exactly as the names of the registered Holder appears on the certificates, and the signatures on the certificates or stock powers must be guaranteed as aforesaid. See Instruction 5 of the Letter of Transmittal.

  Guaranteed Delivery. If a Holder desires to exercise Class B Warrants pursuant to the Exercise Offer and certificates for such Class B Warrants are not immediately available, or the procedure for book-entry transfer cannot be completed on a timely basis, or time will not permit all required documents to reach the Warrant Agent prior to the Expiration Date, such Class B Warrants may nevertheless be exercised if all of the following conditions are met:

    (i) such exercise is made by or through an Eligible Institution;

    (ii) a properly completed and duly executed Notice of Guaranteed Delivery substantially in the form provided herewith is delivered to the Warrant Agent in the manner provided below and received by the Warrant Agent prior to the Expiration Date; and

                                   Alt 2-10

    (iii) the certificates for all exercised Class B Warrants in proper form for exercise (or Book-Entry Confirmation of exercise of such Class B Warrants in the Warrant Agent's account at a Book-Entry Transfer Facility as described above), together with a properly completed and duly executed Letter of Transmittal (or manually signed facsimile thereof), a certified or bank check payable to "Interactive Flight Technologies, Inc." in the amount of $7.50 per share so exercised in the Exercise Offer and any other documents required by the Letter of Transmittal (or, in the case of book-entry exercise, an Agent's Message), are received by the Warrant Agent within five New York Stock Exchange trading days after the date of execution of the Notice of Guaranteed Delivery.

  The Notice of Guaranteed Delivery may be delivered by hand, or transmitted by telegram, telex, facsimile transmission or mail, to the Warrant Agent and must include a guarantee by an Eligible Institution in the form set forth in such Notice of Guaranteed Delivery. In all cases, issuance of the Underlying Stock in respect of Class B Warrants accepted for exercise will be made only after timely receipt by the Warrant Agent of (i) certificates for such Class B Warrants (or Book-Entry Confirmation of exercise of such Class B Warrants in the Warrant Agent's account at a Book-Entry Transfer Facility as described above), (ii) a properly completed and duly executed Letter of Transmittal or manually signed facsimile thereof (with any required signature guarantees) or, in the case of book-entry exercises, an Agent's Message, (iii) a certified or bank check payable to "Interactive Flight Technologies, Inc." in the amount of $7.50 per share so exercised in the Exercise Offer, and (iv) any other documents required by the Letter of Transmittal.

  The method of delivery of all documents, including certificates for Class B Warrants, is at the election and risk of the exercising Holder. If delivery is by mail, registered or certified mail with return receipt requested, properly insured, is recommended and sufficient time should be allowed to ensure timely delivery.

  Other Requirements. All questions as to the validity, form, eligibility (including time of receipt) and acceptance for exercise of Class B Warrants pursuant to any of the procedures described above will be determined in the sole discretion of the Company, whose determination shall be final and binding. The Company reserves the absolute right to reject any or all exercises determined by it not to be in proper form or the acceptance of which would, in the opinion of the Company's counsel, be unlawful. The Company also reserves the absolute right to waive any of the conditions of the Exercise Offer or any defect or irregularity in any exercise with respect to any particular Class B Warrants of any particular Holder. The Company's interpretation of the terms and conditions of the Exercise Offer (including the Letter of Transmittal and the instructions thereto) will be final and binding. No exercise of Class B Warrants will be deemed to have been validly made until all defects and irregularities have been cured or waived. Neither the Company or the Warrant Agent or any other person will be under any duty to give notification of any defects or irregularities in exercises nor will any of them incur any liability for failure to give any such notification.

  If, on or after the date hereof, the Company should split, combine or otherwise change the Class A Common Stock or Class B Warrants, or shall disclose that it has taken any such action or if there shall occur any antidilution adjustment pursuant to the terms of the Class B Warrants or other adjustment affecting the exercise price or the number of shares of Class A Common Stock obtainable upon exercise of the Class B Warrants, then, without prejudice to the Company's rights set forth under the captions "--Terms of the Exercise Offer" and "--Certain Conditions of the Exercise Offer," the Company, in its sole discretion, may make such adjustments in the exercise price, the amount and nature of the securities issuable upon exercise thereof and other terms of the Exercise Offer as it deems appropriate to reflect such split, combination or other change.

WITHDRAWAL RIGHTS

  Except as stated herein, exercises of Class B Warrants made pursuant to the Exercise Offer are irrevocable. Class B Warrants exercised pursuant to the Exercise Offer may be withdrawn at any time prior to the Expiration Date and, unless theretofore accepted for exercise by the Company, may also be withdrawn
after         , 1996. If, for any reason, the Company is delayed in its
acceptance for exercise of any Class B Warrants, or is unable to accept Class B Warrants for exercise pursuant to the Exercise Offer then, without prejudice to the

                                   Alt 2-11

Company's rights under the Exercise Offer, exercised Class B Warrants may be retained by the Warrant Agent on behalf of the Company and may not be withdrawn, except to the extent that exercising Holders are entitled to withdrawal rights as set forth herein.

  For a withdrawal to be effective, a written, telegraphic, telex or facsimile transmission notice of withdrawal must be timely received by the Warrant Agent at its address set forth in "The Exercise Offer and Warrant Redemption-- Warrant Agent." Any such notice of withdrawal must specify the name of the person who exercised the Class B Warrants, the name of the registered holder(s), if different from the name of the person who exercised the Class B Warrants, the number of Class B Warrants exercised and the number of Class B Warrants to be withdrawn. If certificates for Class B Warrants to be withdrawn have been delivered or otherwise identified to the Warrant Agent, the serial numbers shown on the particular certificates evidencing the Class B Warrants to be withdrawn and a signed notice of withdrawal with the signature guaranteed by an Eligible Institution (except in the case of Class B Warrants exercised by an Eligible Institution) must be submitted prior to the physical release of the certificates for the Class B Warrants to be withdrawn. If Class B Warrants have been exercised pursuant to the procedure for book-entry transfer described under the caption "--Procedures for Exercising Class B Warrants--Book-Entry Exercise," the notice of withdrawal must specify the name and number of the account at the applicable Book-Entry Transfer Facility to be credited with the withdrawn Class B Warrants.

  All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined in the sole discretion of the Company, whose determination shall be final and binding. Neither the Company nor the Warrant Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal nor will any of them incur any liability for failure to give any such notification.

  Any Class B Warrants withdrawn will be deemed not validly exercised for purposes of the Exercise Offer. However, withdrawn Class B Warrants may be reexercised at any subsequent time prior to the Expiration Date by following any of the procedures described under the caption "--Procedures for Exercising Class B Warrants."

CERTAIN CONDITIONS OF THE EXERCISE OFFER

Notwithstanding any other provision of the Exercise Offer, the Company shall not be required to accept for exercise any Class B Warrants exercised, or may terminate the Exercise Offer, or may delay the acceptance for exercise of Class B Warrants pursuant to the Exercise Offer, if at any time on or after
        , 1996 and before the acceptance for exercise of any such Class B Warrants or the payment therefor any one or more of the following shall occur:

    (a) there shall have occurred (i) any general suspension of, or general limitation on prices for, or trading in, securities on the Nasdaq SmallCap Market, (ii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States or any limitation (whether or not mandatory) by any governmental agency or authority on, or any other event that adversely affects, the extension of credit by banks or other financial institutions, (iii) a material change in United States or any other currency exchange rates or a suspension of or limitation on the markets therefor, (iv) a commencement of a war, armed hostilities or other similar international calamity directly or indirectly involving the United States, or, (v) in the case of any of the foregoing existing at the time of the commencement of the Exercise Offer, a material acceleration or worsening thereof; or

    (b) any change (or development involving a prospective change) shall have occurred or been threatened in the business, properties, assets, financial condition, operations, results of operation or prospects of the Company that is or may be materially adverse to the Company, or the Company shall have become aware of any fact that is or may be materially adverse with respect to the value of the Class B Warrants; or

                                   Alt 2-12

    (c) there shall have been threatened or instituted or there shall be pending any action, proceeding, order, decree or injunction by or before any court, government or governmental agency or other regulatory or administrative authority, domestic or foreign, that (i) challenges the exercise of Class B Warrants pursuant to the Exercise Offer or otherwise relates in any manner to the Exercise Offer, (ii) otherwise could materially adversely affect the business, properties, assets, stock ownership, liabilities, financial condition, operations, results of operations or prospects of the Company, or (iii) in the case of any of the foregoing existing at the time of the commencement of the Exercise Offer, any development shall have occurred that the Company, in its sole judgment, determines to be adverse; or

    (d) any action shall have been taken or any statute, rule, regulation or order shall have been proposed, enacted, promulgated, enforced or deemed to be applicable to the Exercise Offer by any court, government or governmental agency or other regulatory or administrative authority, domestic or foreign, which would or might prohibit, restrict or delay consummation of the Exercise Offer or materially impair the contemplated benefits to the Company of the Exercise Offer; or

    (e) a tender or exchange offer with respect to some or all of the Class B Warrants and/or Class A Common Stock, or a merger or acquisition proposal for the Company, shall have been proposed, announced or made by any group or person, or the Company shall enter into any agreement with respect to a merger, other business combination, disposition of assets other than in the ordinary course of business or issuance of securities with any person;

which, in the sole judgment of the Company in any such case, and regardless of the circumstances (including any action by the Company) giving rise to any such condition, makes it inadvisable to proceed with the Exercise Offer or with such acceptance for exercise.

  All the foregoing conditions are for the sole benefit of the Company and may be asserted by the Company regardless of the circumstances giving rise to such condition (including any action or inaction by the Company) or may be waived by the Company in whole or in part at any time and from time to time in its sole discretion. The failure by the Company at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time. Any determination by the Company concerning the events described herein will be final and binding.

WARRANT AGENT

  The Warrant Agent is American Stock Transfer & Trust Company. The Warrant Agent's telephone number is 1-800-937-5449 (Reorganization Department). The address to which the Warrants, payments of the exercise price of Class B Warrants and Letters of Transmittal should be mailed or delivered is: 40 Wall Street, 46th Floor, New York, New York 10005.

FEES AND EXPENSES

  The Warrant Agent will receive reasonable and customary compensation for its services and will be reimbursed for certain out-of-pocket expenses estimated to total approximately $5,000.

  Pursuant to the terms of the Warrant Agreement, the Company has agreed not to solicit Class B Warrant exercises other than through Blair, unless Blair declines to make such solicitation. Blair has agreed to assist the Company in effecting the Exercise Offer. Upon any exercise of the Class B Warrants commencing March 7, 1996, the Company will pay Blair a fee of 5% of the aggregate Warrant exercise price, if (i) the market price of the Company's Class A Common Stock on the date the Warrants are exercised is greater than the then exercise price of the Warrants; (ii) the exercise of the Warrants was solicited by a member of the NASD as designated in writing on the Warrant Certificate subscription form; (iii) the Warrants are not held in a discretionary account; (iv) disclosure of compensation arrangements was made both at the time of the offering and at the time of exercise of the Warrants; and (v) the solicitation of exercise of the Warrant was not in violation of Rule 10b-6 promulgated under the Exchange Act.

                                   Alt 2-13

  Rule 10b-6 may prohibit Blair from engaging in any market making activities with regard to the Company's securities for the period from nine business days (or such other applicable period as Rule 10b-6 may provide) prior to any solicitation by Blair of the exercise of the Class B Warrants until the later of the termination of such solicitation activity or the termination (by waiver or otherwise) of any right that Blair may have to receive a fee for the exercise of the Class B Warrants following such solicitation. As a result, Blair may be unable to provide a market for the Company's securities during the Exercise Offer.

  The Company will also reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses in forwarding copies of this Exercise Offer/Prospectus to the beneficial owners of Class B Warrants held in their names or in forwarding tenders for their customers.

  The expenses of making the Exercise Offer to be incurred by the Company are estimated at approximately $80,000 (not including the 5% fee payable to Blair).

WARRANT REDEMPTION

  Under the Warrant Agreement, the Class B Warrants are subject to redemption by the Company for $.05 per Warrant, upon at least 30 days' written notice, if the average closing bid price of the Class A Common Stock exceeds $13.65 per share (subject to adjustment) for 30 consecutive business days ending within 5 days of the date of the notice of redemption. This condition was satisfied during the 30 business day period which commenced September 9, 1996, and ended October 18, 1996. Accordingly, by notice to Holders dated October 23, 1996, the Company exercised its right to redeem the Class B Warrants on January 17, 1997 (the "Redemption Date"). As a result, the right of Holders to exercise their Class B Warrants to purchase shares of the Class A Common Stock of the Company will terminate at 5:00 p.m., New York Time on January 16, 1997 (i.e., the last business day prior to the Redemption Date). After such time, Holders will have no rights except to receive $.05 for each Class B Warrant upon surrender thereof.

                 PURPOSE OF EXERCISE OFFER AND USE OF PROCEEDS

  The purpose of the Exercise Offer is to raise additional capital by encouraging holders of the Class B Warrants to make an investment in the Company. In the event that 100%, 75% and 50% of the outstanding Class B Warrants are exercised in the Exercise Offer, the estimated net proceeds to the Company would be $75,512,303, $56,614,227 and $37,716,151, respectively, after deducting fees and estimated expenses and without giving effect to the exercise of remaining Warrants, if any, subsequent to completion of the Exercise Offer.

  The Company anticipates that, in the absence of the Exercise Offer, the Company's current cash reserves, together with the funds to be received from its current contracts (described above), will be sufficient to fund the Company's currently-budgeted operations through December 1996. Beyond such date, however, the Company will require significant additional financing to continue its operations. Accordingly, the Exercise Offer represents, in the opinion of the Company, a critical opportunity to raise the needed significant capital, particularly in light of the fact that there is no assurance that the Company will be able to secure significant capital through other sources.

  The net proceeds to the Company from the exercise of the Class B Warrants will be added to the Company's working capital and will be available for any general corporate uses. The Company intends to utilize the net proceeds from the Exercise Offer to implement its plan of operation, including performing its current contracts; marketing the Entertainment Network to additional airlines and performing under any contracts executed with such airlines; and continuing the development of the Entertainment Network.

  Assuming that 100%, 75% and 50% of the Class B Warrants are exercised in the Exercise Offer, and without giving effect to the subsequent exercise of remaining Class B Warrants, if any, prior to the Redemption Date, the Company currently estimates that net proceeds therefrom, together with its current cash reserves and

                                   Alt 2-14
anticipated funds to be received from its current contracts, will be sufficient to fund its currently-budgeted operations until approximately October 1998, December 1997 and March 1997, respectively. However, in the event the Company receives any additional purchase orders from airlines for any significant number of Entertainment Networks in excess of those currently contracted for, the foregoing estimate of the Company's liquidity is likely to be significantly shortened, since the Company anticipates that any future agreement with airlines, particularly foreign airlines, will contain extended payment terms similar to those of its current contracts and require the Company to fund equipment purchases for additional Entertainment Networks prior to obtaining any payments from such airlines. As a result, or in the further event of delays in product development or regulatory approvals, cost overruns or other unanticipated expenses commonly associated with a company in an early stage of development, the Company may require additional capital. In addition, the Company will need additional financing following such periods if it has not obtained a significant number of additional purchase commitments from airlines and, even if such commitments are obtained, to fund equipment purchases and installations prior to collection of related receivables from airline customers. In the event such financing is not obtained, the Company may be materially adversely affected and may have to cease or substantially reduce operations.

  The foregoing represents the Company's best estimate of its utilization of the net proceeds from the Exercise Offer and its capital requirements and contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. This estimate is based on certain assumptions, including that development, testing, regulatory, manufacturing and installation activities can be completed at budgeted costs. The estimates are also based upon the current status of the Company's business operations, its current plans, and current economic, regulatory and industry conditions. Future events, as well as changes in economic, regulatory or competitive conditions or the Company's business and the results of the Company's sales and marketing activities, may make shifts in the allocation of funds necessary or desirable. In addition, the Company may utilize funds allocated to working capital for acquisitions of new products or product lines or other companies and to fund inventory purchases and installations prior to collection of receivables. The Company does not currently have any agreements, commitments or arrangements with respect to any proposed acquisitions and there can be no assurance that any acquisition will be consummated. See "Forward-Looking Information."

  The Company further anticipates a need for additional funding beyond the proceeds of the Exercise Offer, and may attempt to procure such funds either in the form of debt or equity financing or both. There can be no assurance that necessary financing will be obtained. See "Risk Factors--Need for Additional Financing; Potential Cash Shortages."

                                   Alt 2-15

                                CAPITALIZATION

  The following table sets forth the capitalization of the Company (i) as of July 31, 1996, and (ii) pro forma as of July 31, 1996 to reflect the exercise of 100%, 75% and 50% of the outstanding Class B Warrants in the Exercise Offer, and the application of the estimated net proceeds therefrom of $75,512,303, $56,614,227 and $37,716,151, respectively. This table should be read in conjunction with the Financial Statements and the Notes thereto incorporated by reference herein.

                           JULY 31,    PRO FORMA(4)(5) PRO FORMA(4)(6) PRO FORMA(4)(7)
                             1996       JULY 31, 1996   JULY 31, 1996   JULY 31, 1996
                         ------------  --------------- --------------- ---------------
Stockholders' Equity:
  Preferred Stock, $.01
   par value; 5,000,000
   shares authorized; no
   shares issued and
   outstanding..........          --             --              --              --
  Class A Common Stock,
   $.01 par value;
   40,000,000 shares
   authorized; 8,046,610
   shares issued and
   Outstanding(1)(2)....       80,466        186,561         160,037         133,513
  Class B Common Stock,
   $.01 par value;
   3,960,000 shares
   authorized; 3,960,000
   shares issued and
   outstanding(1)(3)....       39,600         39,600          39,600          39,600
  Additional paid-in
   capital..............   40,395,426    115,801,634      96,930,082      78,058,530
  Accumulated deficit...  (13,314,404)   (13,314,404)    (13,314,404)    (13,314,404)
                         ------------   ------------    ------------    ------------
    Total stockholders'
     equity.............   27,201,088    102,793,391      83,815,315      64,917,239
                         ------------   ------------    ------------    ------------
    Total
     capitalization..... $ 27,201,088   $102,793,391    $ 83,815,315    $ 64,917,239
                         ============   ============    ============    ============

--------
(1) The Class A Common Stock and Class B Common Stock are essentially identical except that each share of Class A Common Stock is entitled to one vote and each share of Class B Common Stock is entitled to six votes. Each share of Class B Common Stock is convertible at any time, and will convert automatically upon its transfer, into one share of Class A Common Stock. See "Description of Securities--Common Stock."

(2) Excludes (i) 10,609,446 shares of Class A Common Stock issuable upon exercise of the outstanding Class B Warrants; (ii) 165,000 shares of Class A Common Stock issuable upon outstanding Class C Warrants; (iii) 165,000 shares of Class A Common Stock issuable upon outstanding Class D Warrants;
    (iv) 1,120,000 shares of Class A Common Stock issuable upon exercise of the Unit Purchase Option and the Class A and Class B Warrants contained therein; (v) 2,274,200 shares of Class A Common Stock reserved for issuance under the Company's Stock Option Plan, under which, as of the date of this Exercise Offer/Prospectus, options to purchase
    1,584,200 shares of Class A Common Stock are outstanding. See "Concurrent Offerings" and "Description of Securities."
(3) Includes 3,200,000 shares of Class B Common Stock owned by officers, directors and principal stockholders of the Company which are currently held in escrow until the Company reaches certain specified performance levels ("Escrow Shares").

(4) Gives pro forma effect to the exercise of Class B Warrants in the Exercise Offer net of (i) expenses of the offering estimated to be approximately $80,000 and (ii) a fee payable to Blair equal to 5% of the aggregate Warrant exercise price. See "Plan of Distribution." Excludes 27,719 shares of Class A Common Stock issued between July 31, 1996 and August 31, 1996.

(5) Assumes exercise of 100% of the outstanding Class B Warrants pursuant to the Exercise Offer, and 18,683,775 shares of Class A Common Stock outstanding subsequent to the Exercise Offer.

(6) Assumes exercise of 75% of the outstanding Class B Warrants pursuant to the Exercise Offer, and 16,031,414 shares of Class A Common Stock outstanding subsequent to the Exercise Offer, but does not give effect to the exercise or redemption of any Class B Warrants following the completion of the Exercise Offer.

(7) Assumes exercise of 50% of the outstanding Class B Warrants pursuant to the Exercise Offer, and 13,379,052 shares of Class A Common Stock outstanding subsequent to the Exercise Offer, but does not give effect to the exercise or redemption of any Class B Warrants following the completion of the Exercise Offer.

                                   Alt 2-16

                           PRICE RANGE OF SECURITIES

  The Company's Class A Common Stock and Class B Warrants have traded on the Nasdaq SmallCap Market under the symbols FLYT and FLYTZ, respectively, since March 7, 1995, the date of the Company's initial public offering. The following table sets forth the high and low last sale prices for the Company's securities for the periods commencing March 7, 1995 as reported by the Nasdaq SmallCap Market. These prices do not reflect retail mark-ups, markdowns or commissions.

                                                                 HIGH    LOW
                                                                 ----    ---
   CLASS A COMMON STOCK
   March 7, 1995 through April 30, 1995......................... $ 5 1/2 $4 1/2
   May 1, 1995 through July 31, 1995............................   6 1/4  4 7/8
   August 1, 1995 through October 31, 1995......................  10 5/8   5
   November 1, 1995 through January 31, 1996....................  12 1/4  7 1/2
   February 1, 1996 through April 30, 1996......................  12 3/4  9 1/4
   May 1, 1996 through July 31, 1996............................  16 1/8  8 3/8
   August 1, 1996 through October 31, 1996......................  15 3/4   9
   November 1, 1996 through November 15, 1996...................  11 1/2  10
                                                                 HIGH    LOW
                                                                 ----    ---
   CLASS B WARRANTS
   March 7, 1995 through April 30, 1995......................... $   5/8 $  1/2
   May 1, 1995 through July 31, 1995............................   1 1/8    1/2
   August 1, 1995 through October 31, 1995......................   4 1/2  1 1/8
   November 1, 1995 through January 31, 1996....................   6 5/8  3 5/8
   February 1, 1996 through April 30, 1996......................   7 7/8  3 1/8
   May 1, 1996 through July 31, 1996............................    8     5 1/8
   August 1, 1996 through October 31, 1996......................   7 1/2  3 1/4
   November 1, 1996 through November 15, 1996...................   4 3/8  3 1/4

  The closing sales prices of these securities as of October 16, 1996 (two days prior to announcement of the Exercise Offer and Warrant Redemption) as reported by the Nasdaq SmallCap Market were $11.375 per share of Class A Common Stock and $4.25 per Class B Warrant.

  The closing sales prices of these securities as of November 15, 1996 as reported by the Nasdaq SmallCap Market were $11.50 per share of Class A Common Stock and $3.875 per Class B Warrant.

  As of November 15, 1996, there were 41 record holders of Class A Common Stock and 22 record holders of Class B Warrants.

                                   Alt 2-17

                     SUMMARY AND PRO FORMA FINANCIAL DATA

  The summary and pro form a financial data set forth below are derived from, and are qualified by reference to, the audited Financial Statements incorporated by reference elsewhere in this Exercise Offer/Prospectus and should be read in conjunction with those Financial Statements and the notes thereto.

                             PERIOD FROM                         NINE MONTHS ENDED
                          FEBRUARY 1, 1994                           JULY 31,
                         (INCEPTION) THROUGH    YEAR ENDED    ----------------------
                          OCTOBER 31, 1994   OCTOBER 31, 1995    1995        1996
                         ------------------- ---------------- ----------  ----------
STATEMENT OF OPERATIONS
 DATA:
  Revenues..............           --                  --            --   $2,920,835
  Research and
   development expenses.      $175,872          $2,380,194    $1,836,607  $2,910,603
  Marketing and
   administrative
   expenses.............       218,770           2,442,415     1,571,485   5,051,234
  Interest and debt
   expense..............         7,640             851,218       851,218         --
  Net loss..............      (402,282)         (5,331,278)   (4,027,138) (7,580,847)
  Net loss per share....          (.49)              (1.86)        (1.64)      (1.42)
  Weighted average
   common shares(1).....       816,200           2,859,384     2,448,205   5,325,487

                                         UNAUDITED       UNAUDITED       UNAUDITED
                             AT       PRO FORMA(2)(3) PRO FORMA(2)(4) PRO FORMA(2)(5)
                         OCTOBER 31,  AT OCTOBER 31,  AT OCTOBER 31,  AT OCTOBER 31,
                            1995           1995            1995            1995
                         -----------  --------------- --------------- ---------------
BALANCE SHEET DATA:
  Working capital
   (deficit)............ $6,902,956     $82,415,259     $63,517,183     $44,619,107
  Total assets..........  9,314,802      84,827,105      65,929,029      47,030,953
  Total liabilities.....    745,730         745,730         745,730         745,730
  Accumulated deficit... (5,733,560)     (5,733,560)     (5,733,560)     (5,733,560)
  Total stockholders'
   equity (deficit).....  8,569,072      84,081,375      65,183,299      46,285,223

                                         UNAUDITED       UNAUDITED       UNAUDITED
                                      PRO FORMA(2)(3) PRO FORMA(2)(4) PRO FORMA(2)(5)
                         AT JULY 31,    AT JULY 31,     AT JULY 31,     AT JULY 31,
                            1996           1996            1996            1996
                         -----------  --------------- --------------- ---------------
BALANCE SHEET DATA:
  Working capital....... $25,045,254   $100,557,557    $ 81,659,481     $62,761,405
  Total assets..........  29,019,580    104,531,883      85,633,807      66,735,731
  Total liabilities.....   1,818,492      1,818,492       1,818,492       1,818,492
  Accumulated deficit... (13,314,404)   (13,314,404)    (13,314,404)    (13,314,404)
  Total stockholders'
   equity...............  27,201,088    102,713,391      83,815,315      64,917,239

--------
(1) Excludes the 3,200,000 Escrow Shares.

(2) Gives pro forma effect to the exercise of Class B Warrants in the Exercise Offer, net of (i) expenses of the offering estimated to be approximately $80,000, and (ii) a fee payable to Blair equal to 5% of the aggregate Warrant exercise price. See "Plan of Distribution." Excludes 27,719 shares of Class A Common Stock issued between July 31, 1996 and August 31, 1996.

(3) Assumes exercise of 100% of the outstanding Class B Warrants pursuant to the Exercise Offer, and 18,683,775 shares of Class A Common Stock outstanding subsequent to the Exercise Offer.

(4) Assumes exercise of 75% of the outstanding Class B Warrants pursuant to the Exercise Offer, and 16,031,414 shares of Class A Common Stock outstanding subsequent to the Exercise Offer, but does not give effect to the exercise or redemption of any Class B Warrants following the completion of the Exercise Offer.

(5) Assumes exercise of 50% of the outstanding Class B Warrants pursuant to the Exercise Offer, and 13,379,052 shares of Class A Common Stock outstanding subsequent to the Exercise Offer, but does not give effect to the exercise or redemption of any Class B Warrants following the completion of the Exercise Offer.

                                   Alt 2-18

TRANSFER AGENT AND WARRANT AGENT

  American Stock Transfer & Trust Company, New York, New York, serves as Transfer Agent for the shares of Common Stock and Warrant Agent for the Warrants, and is acting as Warrant Agent in the Exercise Offer.

BUSINESS COMBINATION PROVISIONS

  The Company is subject to a Delaware statute regulating "business combinations," defined to include a broad range of transactions, between Delaware corporations and "interested stockholders," defined as persons who have acquired at least 15% of a corporation's stock. Under the law, a corporation may not engage in any business combination with any interested stockholder for a period of three years from the date such person became an interested stockholder unless certain conditions are satisfied. The statute contains provisions enabling a corporation to avoid the statute's restrictions.

  The Company has not sought to "elect out" of the statute and, therefore, upon completion of this offering and the registration of its shares of Class A Common Stock under the Exchange Act, the restrictions imposed by such statute will apply to the Company.

CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

  The following summary is a general discussion of certain of the anticipated federal income tax consequences of the exercise or the redemption of the Warrants. No representation is made regarding the continued applicability of the current federal income tax laws or of the current interpretation thereof, and no attempt is made to consider any applicable state, local or foreign tax laws. Furthermore, the summary is intended for investors who will hold the Warrants or the Class A Common Stock as "capital assets" (generally, property held for investment) within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the "Code"). This summary is not intended for a holder of Warrants who is a dealer in warrants or in the property that would be received upon exercise of a Warrant, or a holder who received a Warrant as compensation for services. The tax consequences to any particular investor may be affected by matters not discussed below.

  Consequences to Holder on Exercise of a Warrant. Except as described below, no gain or loss will be recognized upon the exercise of a Warrant. The holding period of the Class A Common Stock acquired on the exercise of a Warrant will commence on the day following the date of exercise. The holding period of Class A Common Stock purchased upon exercise of a Warrant will not include the time during which the stockholder held such Warrant.

  For federal income tax purposes, the basis of a share of Class A Common Stock received on exercise of a Class B Warrant will equal the Holder's basis in the Class B Warrant, plus the amount paid on exercise of the Class B Warrant. In general, the Holder's tax basis in each Class B Warrant is the purchase price paid for the Class B Warrant. If the Class B Warrant was purchased as part of a Unit, the purchase price of a Unit must be allocated among the Class A Common Stock and the Class A and Class B Warrants comprising such Unit in proportion to their relative fair market values at the time of issuance. Normally this allocation would be made on the basis of the trading values of each element of a Unit immediately after the purchase, but the allocation must nevertheless be independently made by each investor whether or not such separate trading values are readily determinable. The amount allocated to each element of the Unit constitutes the tax basis of that element.

                                   Alt 2-19

  Consequences to Holder on Redemption of a Warrant. Upon redemption of the Warrants by the Company, the Holder of a redeemed Warrant will recognize gain or loss equal to the difference between his or her basis in the Warrant and the redemption price of the Warrant. If the redemption of a Warrant constitutes a sale or exchange for federal income tax purposes (and is not treated as a distribution of earnings and profits as a dividend), and if the Holder of the Warrant is not a dealer in warrants and the property that would have been received on exercise of the Warrant (i.e., the Class A Common Stock) would have constituted a capital asset in the hands of the Holder of the Warrant, then any gain or loss realized by the Holder will be capital gain or loss. Such capital gain will be long-term or short-term depending on whether or not the Warrant had been held for more than one year prior to its redemption.

  Changes in Law. The tax consequences referred to in the preceding paragraphs are based on the current provisions of the Code. There can be no assurance, however, that any such provisions may not change in the future, either retroactively or prospectively, resulting in changes in such tax consequences.

  THE FOREGOING DISCUSSION OF CERTAIN FEDERAL INCOME TAX CONSEQUENCES IS NOT TAX ADVICE. ACCORDINGLY, EACH HOLDER OR POTENTIAL PURCHASER OF THE COMPANY'S SECURITIES SHOULD CONSULT HIS OR HER OWN TAX ADVISOR WITH RESPECT TO THE TAX CONSEQUENCES TO HIM OR HER OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE UNITS, THE WARRANTS AND THE CLASS A COMMON STOCK, INCLUDING THE APPLICABILITY AND EFFECT OF STATE, LOCAL AND FOREIGN TAX LAWS AND OF CHANGES IN APPLICABLE TAX LAWS.

                                   Alt 2-20

                                   DILUTION

  The net tangible book value of the Company as of July 31, 1996 was $27,201,088 or $2.27 per share. Net tangible book value per share represents the amount of total tangible assets less total liabilities of the Company, divided by the number of shares of Common Stock outstanding. Assuming that 100%, 75% and 50% of the Class B Warrants are exercised in the Exercise Offer, after giving effect to the resulting sale of the 10,609,446, 7,957,085, or 5,304,723 shares of Common Stock, respectively (and after deduction of estimated commissions and offering expenses), the pro forma net tangible book value of the Company at July 31, 1996 would have been $102,713,391, $83,815,315, or $64,917,239 respectively, or $4.54, $4.19, or $3.75 per share, respectively. This represents an immediate increase in such net tangible net book value of $2.27, $1.92, or $1.48 per share, respectively, to existing stockholders and an immediate dilution of $2.96, $3.31, or $3.75 per share, respectively, to new investors purchasing shares in this offering. The following table illustrates this per share dilution:

                                                                 PERCENTAGE OF
                                                               CLASS B WARRANTS
                                                               EXERCISED IN THE
                                                                EXERCISE OFFER
                                                               -----------------
                                                                100%  75%   50%
                                                               ----- ----- -----
   Assumed offering price..................................... $7.50 $7.50 $7.50
     Net tangible book value before this offering.............  2.27  2.27  2.27
     Increase attributable to new investors...................  2.27  1.92  1.48
   Pro forma net tangible book value after this offering......  4.54  4.19  3.75
                                                               ----- ----- -----
   Dilution of net tangible book value to new investors....... $2.96 $3.31 $3.75
                                                               ===== ===== =====

  The foregoing excludes 1,584,200 shares that are issuable upon the exercise of outstanding employee options under the Company's Stock Option Plan as of November 15, 1996. To the extent that these and other options, stock awards or warrants that may be issued are exercised in the future, there will be further dilution to new investors.

  The following table summarizes, on a pro forma basis as of August 31, 1996, the differences between existing stockholders and new investors with respect to the number of shares of Class A Common Stock purchased from the Company, the total consideration paid to the Company, and the average consideration paid per share (before deduction of underwriting discounts and commissions and estimated offering expenses):

  PERCENTAGE OF                                                                      AVERAGE
 CLASS B WARRANTS                             SHARES PURCHASED  TOTAL CONSIDERATION   PRICE
 EXERCISED IN THE                            ------------------ --------------------   PER
  EXERCISE OFFER                               NUMBER   PERCENT    AMOUNT    PERCENT  SHARE
 ----------------                            ---------- ------- ------------ ------- -------
       100%       Existing stockholders...    8,074,329   43.2% $ 44,129,000   35.7%  $5.47
                  New investors...........   10,609,446   56.8    79,570,845   64.3   $7.50
                                             ----------  -----  ------------  -----
                  Total...................   18,683,775  100.0% $123,699,845  100.0%
                                             ==========  =====  ============  =====
        75%       Existing stockholders...    8,074,329   50.4% $ 44,129,000   42.5%  $5.47
                  New investors...........    7,957,085   49.6    59,678,138   57.5   $7.50
                                             ----------  -----  ------------  -----
                  Total...................   16,031,414  100.0% $103,807,138  100.0%
                                             ==========  =====  ============  =====
        50%       Existing stockholders...    8,074,329   60.4% $ 44,129,000   52.6%  $5.47
                  New investors...........    5,304,723   39.6    39,785,423   47.4   $7.50
                                             ----------  -----  ------------  -----
                  Total...................   13,379,052  100.0% $ 83,914,423  100.0%
                                             ==========  =====  ============  =====

                                   Alt 2-21

                             PLAN OF DISTRIBUTION

  Pursuant to the Warrant Agreement, the Company has agreed not to solicit Warrant exercises other than through Blair, unless Blair declines to make such solicitation. Blair has agreed to assist the Company in effecting the Exercise Offer. The Company will pay Blair a fee of 5% of the aggregate Warrant exercise price, if (i) the market price of the Company's Class A Common Stock on the date the Warrants are exercised is greater than the then exercise price of the Warrants; (ii) the exercise of the Warrants was solicited by a member of the NASD as designated in writing on the Warrant Certificate subscription form; (iii) the Warrants are not held in a discretionary account; (iv) disclosure of compensation arrangements was made both at the time of the offering and at the time of exercise of the Warrants; and (v) the solicitation of exercise of the Warrant was not in violation of Rule 10b-6 promulgated under the Exchange Act.

  As of October 1, 1996, there were seven market makers in the Company's securities. Rule 10b-6 may prohibit Blair from engaging in any market making activities with regard to the Company's securities for the period from nine business days (or such other applicable period as Rule 10b-6 may provide) prior to any solicitation by Blair of the exercise of Class B Warrants until the later of the termination of such solicitation activity or the termination (by waiver or otherwise) of any right that Blair may have to receive a fee for the exercise of Warrants following such solicitation. As a result, Blair may be unable to provide a market for the Company's securities during certain periods while the Warrants are exercisable.

  In connection with its March 1995 initial public offering (the "IPO") the Company sold to Blair or its designees, for nominal consideration, the Unit Purchase Option to purchase up to 280,000 Units substantially identical to the Units sold in the IPO, except that the warrants included therein are not subject to redemption by the Company unless, on the redemption date, the Unit Purchase Option has been exercised and the underlying warrants are outstanding. The Unit Purchase Option is exercisable during the three year period commencing March 7, 1997 at an exercise price of $6.00 per Unit, subject to adjustment in certain events, and the Unit Purchase Option and the underlying securities are not transferable for a period of three years from March 7, 1995 except to officers of the Underwriter or to members of the selling group. The Unit Purchase Option includes a provision permitting Blair or its designees to elect a cashless exercise. The Company has agreed to register during the four-year period commencing March 7, 1996, on two separate occasions, the securities issuable upon exercise thereof under the Securities Act, the initial such registration to be at the Company's expense and the second at the expense of the holders. The Company has also granted certain "piggy-back" registration rights to holders of the Unit Purchase Option. The Company also paid underwriting fees and selling commissions totalling approximately $1 million, a substantial portion of which was received by Blair.

  Blair has the right to designate one director to the Company's Board of Directors for a period of five years from the completion of the IPO. Such designee may be a director, officer, partner, employee or affiliate of Blair. As of the date of this Exercise Offer/Prospectus, Blair had not designated a director to serve on the Board of Directors.

  During the five-year period from March 7, 1995, in the event Blair originates a financing or a merger, acquisition or transaction to which the Company is a party, Blair will be entitled to receive a finder's fee in consideration for origination of such transaction. The fee is based on a percentage of the consideration paid in the transaction ranging from 7% of the first $1,000,000 to 2 1/2% of any consideration in excess of $9,000,000.

  Blair acted as Placement Agent for the Bridge Financing in October and November 1994 for which it received a Placement Agent fee of $310,000 and a non-accountable expense allowance of $93,000.

  Blair received a fee of approximately $1.34 Million for acting as the Company's solicitation agent for the exercise of Class A Warrants during the Company's May 1996 Class A Warrant Exercise Offer. In addition, Blair will act as solicitation agent for the exercise of Class B Warrants in connection with the contemplated Class B Warrant Exercise Offer and, assuming exercise of all Class B Warrants in the offer, Blair will receive a fee of approximately $3.98 million.

                                   Alt 2-22

  The Commission is conducting an investigation concerning various business activities of Blair. The investigation appears to be broad in scope, involving numerous aspects of Blair's compliance with the Federal securities laws and compliance with the Federal securities laws by issuers whose securities were underwritten by Blair, or in which Blair made over-the-counter markets, persons associated with Blair, such issuers and other persons. The Company has been advised by Blair that the investigation has been ongoing since at least 1989 and that it is cooperating with the investigation. Blair cannot predict whether this investigation will ever result in any type of formal enforcement action against Blair or, if so, whether any such action might have an adverse effect on the Company's securities. An unfavorable resolution of the Commission's investigation could have the effect of limiting such firm's ability to make a market in the Company's securities, which could affect the liquidity or price of such securities.

                             CONCURRENT OFFERINGS

  Pursuant to the Registration Statement of which this Prospectus forms a part, the Company has registered for resale by certain securityholders (the "Selling Securityholders") an aggregate of 1,550,000 shares of Class A Common Stock and 1,844,250 Class B Warrants (and the 1,844,250 shares of Class A Common Stock issuable upon exercise of such Class B Warrants). Sales of such securities, or the potential of such sales, may have an adverse effect on the market price of the securities offered hereby.

                                 LEGAL MATTERS

  The validity of the securities offered hereby will be passed upon for the Company by Irell & Manella LLP, Los Angeles, California.

                                   Alt 2-23

                                                             ALTERNATE OFFERING
                                                                       #3 PAGES

                                  PROSPECTUS

                     INTERACTIVE FLIGHT TECHNOLOGIES, INC.

                   1,550,000 SHARES OF CLASS A COMMON STOCK
                   1,550,000 REDEEMABLE CLASS B WARRANTS AND
               1,550,000 SHARES OF CLASS A COMMON STOCK ISSUABLE UPON EXERCISE OF THE REDEEMABLE CLASS B WARRANTS

  This Prospectus relates to up to 1,550,000 shares of Class A Common Stock, $.01 par value ("Class A Common Stock") and up to 1,550,000 Redeemable Class B Warrants (the "Class B Warrants") of Interactive Flight Technologies, Inc., a Delaware corporation (the "Company"), held by 51 holders (the "Selling Securityholders"), and up to 1,550,000 additional shares of Class A Common Stock issuable upon exercise of such Class B Warrants. The 1,550,000 Class B Warrants held by the Selling Securityholders are sometimes referred to herein as the "Selling Securityholder Warrants" and, together with the 1,550,000 shares of Class A Common Stock held by the Selling Security Holders and the 1,550,000 shares of Class A Common Stock issuable upon exercise of the Selling Securityholder Warrants, the "Selling Securityholder Securities." The Selling Securityholder Warrants and the 1,550,000 shares of Class A Common Stock held by the Selling Securityholders were acquired upon exercise of redeemable class A warrants ("Class A Warrants") which were issued to the Selling Securityholders in exchange for warrants they received in a private placement by the Company in October and November 1994 (the "Bridge Financing"). See "Selling Securityholders" and "Plan of Distribution." Each Class B Warrant entitles the holder to purchase one share of Class A Common Stock, at an exercise price of $9.75, subject to adjustment, at any time until March 6, 2006. However, concurrently herewith, the Company is offering (the "Exercise Offer") to the holders of the Company's outstanding Class B Warrants to reduce the exercise price of the outstanding Class B Warrants to $7.50 per share in each case if and only if a holder exercises his or her Class B Warrants prior to 5:00 P.M., New York City time, on December 24, 1996, unless such date is extended by the Company. Following such date through January 16, 1997, a holder will continue to have the right to exercise his or her Class B Warrants (in accordance with the terms thereof) at the re-set exercise price of $9.75 per share. The Class B Warrants are subject to redemption by the Company for $.05 per Warrant, upon 30 days' written notice, if the average closing bid price of the Class A Common Stock exceeds $13.65 share (subject to adjustment) for 30 consecutive business days ending within 5 days of the date of the notice of redemption.This condition has been met, and by notice dated October 23, 1996, the Company has exercised its right pursuant to the terms of the Warrants to redeem on January 17, 1997 each Class B Warrant not exercised by January 16, 1997, at 5:00 P.M. New York City time.

                               ----------------

         THE SECURITIES OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK.
                         SEE "RISK FACTORS" ON PAGE 6.

                               ----------------

  The Class A Common Stock and the Company's class B common stock, $.01 par value (the "Class B Common Stock"), of the Company are essentially identical, except that the Class B Common Stock has six votes per share and the Class A Common Stock has one vote per share on all matters upon which stockholders may vote. The holders of Class B Common Stock, the majority of whom are executive officers, directors and/or principal stockholders of the Company, control approximately 75% of the total voting power and therefore are able to elect all of the Company's directors and control the Company.

  The securities offered by the Selling Securityholders by this Prospectus may be sold from time to time by the Selling Securityholders or by their transferees. The distribution of the Selling Securityholder Warrants and the Class A Common Stock offered hereby by the Selling Securityholders may be effected in one or more transactions that may take place on the over-the-counter market, including ordinary brokers' transactions, privately negotiated transactions or through sales to one or more dealers for resale of such securities as principals, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. Usual and customary or specifically negotiated brokerage fees or commissions may be paid by the Selling Securityholders.

  The Selling Securityholders, and intermediaries through whom such securities are sold, may be deemed underwriters within the meaning of the Securities Act of 1933, as amended (the "Securities Act"), with respect to the securities offered, and any profits realized or commissions received may be deemed underwriting compensation. The Company has agreed to indemnify the Selling Securityholders against certain liabilities, including liabilities under the Securities Act.

  The Company will not receive any of the proceeds from the sale of securities by the Selling Securityholders. In the event all of the Selling Securityholder Warrants are exercised, the Company will receive gross proceeds of $15,112,500, less payment of applicable commissions to D.H. Blair Investment Banking Corp ("Blair"). See "Selling Securityholders," "Plan of Distribution" and "Blair Commission."

  The Class A Common Stock and the Class B Warrants are traded on the Nasdaq SmallCap Market ("Nasdaq"). On November 15, 1996, the closing sale price of the Class A Common Stock on Nasdaq was $11.50 per share and the closing sale price of the Class B Warrants on Nasdaq was $3.875 per Class B Warrant.

 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
  EXCHANGE  COMMISSION  OR  ANY  STATE SECURITIES  COMMISSION  NOR  HAS  THE
   SECURITIES AND  EXCHANGE COMMISSION  OR ANY STATE  SECURITIES COMMISSION
    PASSED  UPON  THE  ACCURACY  OR   ADEQUACY  OF  THIS  PROSPECTUS.  ANY
     REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

            The date of this Prospectus is November 20, 1996.

                                USE OF PROCEEDS

  The Company will not receive any of the proceeds from the sale by the Selling Securityholders of the Selling Securityholder Securities offered hereby; however, to the extent that the Selling Securityholder Warrants are exercised, the Company will receive proceeds equal to the exercise price thereof multiplied by the number of warrants exercised. If all of the Selling Securityholder Warrants are exercised, the Company would receive gross proceeds of $15,112,500, less payment of the Blair Commission and expenses of the offering. The Company presently intends to use such proceeds for working capital and general corporate purposes.

                                    Alt 3-2

                                   DILUTION

  The net tangible book value of the Company as of July 31, 1996 was $27,201,088 million or $2.27 per share. Net tangible book value per share represents the amount of total tangible assets less total liabilities of the Company, divided by the number of shares of Common Stock outstanding. After giving effect to the sale of the 1,550,000 shares of Common Stock underlying the Selling Securityholder Warrants (and after deduction of estimated commissions and offering expenses), the pro forma net tangible book value of the Company at July 31, 1996 would have been $41,477,963 million, or $3.06 per share. This represents an immediate increase in such net tangible net book value of $.79 per share to existing stockholders and an immediate dilution of $6.69 per share to new investors purchasing shares in this offering. The following table illustrates this per share dilution:

   Assumed offering price..........................................       $9.75
     Net tangible book value before this offering.................. $2.27
     Increase attributable to new investors........................   .79
                                                                    -----
   Pro forma net tangible book value after this offering...........        3.06
                                                                          -----
   Dilution of net tangible book value to new investors............       $6.69
                                                                          =====

  The foregoing excludes 1,584,200 shares that are issuable upon the exercise of outstanding employee options under the Company's Stock Option Plan as of November 15, 1996. To the extent that these and other options, stock awards or warrants that may be issued or are exercised in the future, there will be further dilution to new investors.

  The following table summarizes, on a pro forma basis as of August 31, 1996, the differences between existing stockholders and new investors with respect to the number of shares of Class A Common Stock purchased from the Company, the total consideration paid to the Company, and the average consideration paid per share (before deduction of underwriting discounts and commissions and estimated offering expenses):

                                 SHARES PURCHASED  TOTAL CONSIDERATION  AVERAGE
                                 ----------------- -------------------   PRICE
                                  NUMBER   PERCENT   AMOUNT    PERCENT PER SHARE
                                 --------- ------- ----------- ------- ---------
   Existing stockholders........ 8,074,329   83.9% $44,129,000   74.5%   $5.47
   New investors................ 1,550,000   16.1   15,112,500   25.5    $9.75
                                 ---------  -----  -----------  -----
     Total...................... 9,624,329  100.0% $59,241,500  100.0%
                                 =========  =====  ===========  =====

  The foregoing represents potential dilution only as a result of the exercise of Class B Warrants offered hereby and does not give effect to the purchase of shares offered in certain concurrent offerings. See "Concurrent Offerings."

                                    Alt 3-3

                            SELLING SECURITYHOLDERS

  The Selling Securityholders are various investors who received redeemable Class A Warrants of the Company in exchange for warrants received in the Company's 1994 Bridge Financing. The Selling Securityholder Securities were acquired upon exercise of those Class A Warrants.

  The following table set forth certain information with respect to each Selling Securityholder for whom the Company is registering the Selling Securityholder Securities for resale to the public. The Company will not receive any of the proceeds from the sale of such securities. Except for the relationships noted in footnotes (2) and (3) below, to the Company's knowledge there are no material relationships between any of the Selling Securityholders and the Company, nor have any such material relationships existed within the past three years.

                                                              NUMBER OF CLASS B
                                                             WARRANTS AND SHARES
                                                              OF CLASS A COMMON
                                                             STOCK BENEFICIALLY
                                                              OWNED AND MAXIMUM
                                                                NUMBER TO BE
SELLING SECURITYHOLDERS                                            SOLD(1)
-----------------------                                      -------------------
Alan S. Abrams..............................................        12,500
Jeffrey W. Abrams and Josette M. Abrams, JTWROS.............        12,500
Jerome Ansel................................................        50,000
Michael A. Asch.............................................        12,500
Arthur F. Backal............................................         6,250
James J. Binns, Esq. IRA Rollover...........................         6,250
Andrew Bressman.............................................        25,000
Michael Cantor..............................................        18,750
Chesed Congregation.........................................       150,000
Kenneth Cohen and Sherry Cohen, JTWROS......................        12,500
Isaac Dweck.................................................        50,000
Raymond Drapkin, M.D........................................        12,500
Jules H. Dreyfuss...........................................        31,250
EBLW Associates.............................................        12,500
Steven M. Fieldman and Marjorie Fieldman, JTWROS(2).........        25,000
Robert A. Foisie............................................        50,000
Sandy Frank.................................................        25,000
William Frankel.............................................        12,500
Dr. Harvey Glicker..........................................        25,000
Donald H. Goldman(3)........................................        25,000
Morton Goulder..............................................        25,000
Steven R. Hurlburt..........................................        37,500
Boris Itkis(2)..............................................        25,000
Michail Itkis and Lauren Snopkowski, JTWROS(2)..............        25,000
Leonard Keller and Eileen Keller, JTWROS....................        75,000
Robert E. Kirby.............................................        37,500
Harmat Capital Corp.........................................        50,000
David Hoffman and Jerri Hoffman, JTWROS.....................        75,000
Lenny Corp..................................................        12,500
Phil Lifschitz..............................................        25,000
Gary Lustberg...............................................        12,500
Harvey Mininberg and Susan Mininberg, JTWROS................        12,500
Momentum Enterprises Inc. Money Purchase Trust..............        12,500
Richard A. Nelson and Elaine M. Nelson, JTWROS..............        50,000
Marc Roberts and Ron Cantor, JTWROS.........................        50,000
The Rubin Family Foundation, Inc............................        18,750

                                    Alt 3-4

                                                              NUMBER OF CLASS B
                                                             WARRANTS AND SHARES
                                                              OF CLASS A COMMON
                                                             STOCK BENEFICIALLY
                                                              OWNED AND MAXIMUM
                                                                NUMBER TO BE
  SELLING SECURITYHOLDERS                                        SOLD(1)(2)
  -----------------------                                    -------------------
E. Donald Shapiro...........................................          6,250
Dr. George Spiegel..........................................         37,500
Gary J. Strauss.............................................         12,500
Morris Talansky.............................................         50,000
Ervin Tausky................................................         50,000
Henry G. Warner.............................................         18,750
Henry G. Warner Special No. 2...............................         12,500
Adam R. Wolfensohn..........................................         18,750
Naomi R. Wolfensohn.........................................         18,750
Sara R. Wolfensohn..........................................         18,750
Joel Wolff..................................................         75,000
Aaron Wolfson...............................................         25,000
Abraham Wolfson.............................................         25,000
Morris Wolfson..............................................         50,000
Seth Zachary................................................         12,500
                                                                  ---------
  Total.....................................................      1,550,000
                                                                  =========

--------

(1) Represents securities underlying Class A Warrants held by the Selling Securityholders as of April 12, 1996 (i.e., the effective date of the Registration Statement on Form SB-2 (Reg. No. 333-02044) under which these securities were first offered). This information assumes excercise by the Selling Securityholders of all such Class A Warrants and retention of all of the underlying securities. However, since that date, some or all of the Selling Securityholders may have sold some or all of their Class A Warrants or some or all of the underlying Class B Warrants and/or Class A Common Stock.

(2) Does not include shares of Class A Common Stock issuable upon exercise of the Class B Warrants. Except for the individuals set forth in footnotes
    (3) and (4), none of the Selling Securityholders beneficially own in excess of 1% of the outstanding shares of Common Stock.

(3) Each of Michail Itkis and Boris Itkis are directors and Michail Itkis is an executive officer of the Company.

(4) Messrs. Fieldman and Goldman are former directors and executive officers of the Company.

                                    Alt 3-5

                             CONCURRENT OFFERINGS

  Pursuant to the registration statement of which this Prospectus forms a part, the Company has registered (i) up to 10,609,446 shares of Class A Common Stock of the Company, which are issuable upon exercise of the Company's outstanding Class B Warrants pursuant to the Company's Exercise Offer in which it has reduced the exercise price of the Class B Warrants to $7.50 through December 24, 1996, (ii) the resale of 294,250 Class B Warrants acquired by certain other selling securityholders in a private placement and the 294,250 shares of Class A Common Stock underlying such Class B Warrants. Sales of such securities, or the potential of such sales, may have an adverse effect on the market price of the securities offered hereby.

                                    Alt 3-6

                                 LEGAL MATTERS

  The validity of the securities offered hereby has been passed upon for the Company by Baer Marks & Upham LLP, New York, New York.

                                    Alt 3-7

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

  The expenses to be paid by the Company in connection with the distribution of securities being registered are estimated as follows:

      Accounting Fees and Expenses............................... $   25,000
      Legal Fees and Expenses....................................     35,000
      Miscellaneous Expenses.....................................     20,000
      Blair Commission...........................................  3,978,542(1)
                                                                  ----------
        Total.................................................... $4,058,542
                                                                  ==========

--------
(1) Represents commissions on exercise of all Class B Warrants in the Exercise Offer.

  The Selling Securityholders will be responsible for all selling commissions, transfer taxes and related charges in connection with the offer and sale of the Selling Securityholder Securities.

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

  Section 145 of the Delaware General Corporation Law empowers a corporation to indemnify any person who was or is a party or is threatened to by made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than a suit by or in the right of the corporation) by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as an officer, employee or agent of another corporation or enterprise. Depending on the character of the proceeding, a corporation may indemnify against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding if the person indemnified acted in good faith and in a manner he or she reasonably believed to be in and not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no cause to believe his or her conduct was unlawful. In the case of an action by or in the right of the corporation, no indemnification may be made with respect to any claim, issue or manner as to which such person has been adjudged to be liable to the corporation unless the Court of Chancery or the court in which such action or suit was brought determines that despite the adjudication of liability, such person is fairly and reasonably entitled to indemnity for such expenses which the court deems proper. Section 145 further provides that to the extent a director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to above or in the defense of any claim issue or manner therein, he or she shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him or her in connection therewith. Corporations may also advance expenses incurred in defending proceedings against corporate agents upon receipt of an undertaking that the agent will reimburse the corporation if it is ultimately determined that the agent is not entitled to be indemnified against expenses reasonably incurred.

  The Company's Certificate of Incorporation provides, in effect, that, to the extent and under the circumstances permitted by Section 145 of the Delaware General Corporation Law, the Company shall indemnify any person who was or is a party or is threatened to be made a party to any action, suit or proceeding of the type described above by reason of the fact that he or she is or was a director, officer, employee or agent of the Company or is or was serving at the request of the Company as director, officer, employee or agent of another corporation or enterprise.

  As permitted by the Delaware General Corporation Law, the Company's Certificate of Incorporation limits the personal liability of its directors for violations of their fiduciary duty. This eliminates each director's liability to the corporation or its stockholders for monetary damages except
(i) for any breach of the director's duty of loyalty; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) pursuant to Section 174 of the Delaware General Corporation Law providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions; or (iv) for any transaction from which a director derived an improper personal benefit. The effect of this provision is to eliminate the personal liability of directors for monetary damages for actions involving a breach of their fiduciary duty of care, including any such actions involving gross negligence.

ITEM 16. EXHIBITS

 EXHIBIT
 NUMBER                                DESCRIPTION
 -------                               -----------
  1.1(1)  Revised Form of Underwriting Agreement
  3.1(1)  Certificate of Ownership and Merger
  3.2(1)  Amended and Restated Certificate of Incorporation of the Registrant
  3.3(1)  Certificate of Amendment of Amended and Restated Certificate of
          Incorporation of Registrant
  3.4(1)  By-laws of the Registrant
  4.1(1)  Warrant Agreement, dated as of March 7, 1995, by and among the
          Registrant, D. H. Blair Investment Banking Corp. and American Stock
          Transfer & Trust Company
  4.2     Form of Amendment to March 7, 1995 Warrant Agreement, to be entered into by and among the Registrant, D. H. Blair Investment Banking
          Corp., and American Stock Transfer & Trust Company
  4.3     Warrant Agreement, dated as of October 24, 1996, by and among the
          Registrant, D. H. Blair Investment Banking Corp., and American Stock
          Transfer & Trust Company
  4.4     Form of Amendment to October 24, 1996 Warrant Agreement, to be
          entered into by and among the Registrant, D. H. Blair Investment
          Banking Corp., and American Stock Transfer & Trust Company
  4.5(1)  Form of Underwriter's Unit Purchase Option
  4.6(1)  Specimen of Class A Common Stock Certificate
  4.7(1)  Specimen of Class B Common Stock Certificate
  4.8     Specimen of Class B Warrant Certificate
  4.9(3)  Specimen of Class C Warrant Certificate
  4.10(3) Specimen of Class D Warrant Certificate
  4.11    Stock Purchase Warrant, dated as of November 7, 1996, issued to
          FortuNet, Inc.
  4.12    Stock Purchase Warrant, dated as of November 12, 1996, issued to
          Houlihan Lokey Howard & Zukin
  5.1     Legal Opinion of Irell & Manella LLP
  5.2(4)  Legal Opinion of Baer Marks & Upham LLP
 10.1(4)  Amended and Restated 1994 Stock Option Plan
 10.2     Severance Agreement between the Registrant and Steven M. Fieldman dated as of November 4, 1996
 10.3(1)  Employment Agreement between the Registrant and Michail Itkis dated as of October 31, 1994
 10.4     Employment Agreement between the Registrant and John Alderfer, dated as of October 2, 1996
 10.5     Severance Agreement between the Registrant and Lance Fieldman dated as of November 4, 1996
 10.6(1)  Amended and Restated Shareholders' Agreement by and among Yuri Itkis,
          Michael Itkis, Boris Itkis, Steven M. Fieldman, Donald H. Goldman,
          Lance Fieldman and Registrant dated as of October 6, 1994
 10.7     Amended and Restated Intellectual Property License and Support
          Services Agreement by and between FortuNet, Inc. and Registrant dated as of November 7, 1996


 10.8(1)  Amended and Restated Escrow Agreement by and between the Registrant,
          American Stock Transfer & Trust Company, Yuri Itkis, Michael Itkis,
          Boris Itkis, Steven M. Fieldman, Donald H. Goldman and Lance Fieldman

 10.9     Sublease and Consent, dated July 16, 1996 between the Registrant and
          AGF 4041 Limited Partnership
 10.10    Office Lease, dated July 15, 1996, between the Registrant and AGF
          4041 Limited Partnership
 10.11    Standard Industrial/Commercial Single-Tenant Lease--Net; dated as of
          June 27, 1996, between the Registrant and 44th Street and Van Buren
          Limited Partnership
 10.12(1) Form of Indemnification Agreement
 10.13(1) Form of International Sales Representative Agreement
 10.14    Strategic Alliance Agreement, dated as of November 12, 1996, between the Registrant and Hyatt Ventures, Inc.
 10.15    Registration Rights Agreement, dated as of November 12, 1996, between the Registrant and Hyatt Ventures, Inc.
 10.16    Amendment No. 2 to Amended and Restated Shareholders' Agreement,
          dated as of November 12, 1996
 10.17    Agreement, dated as of May 10, 1996, between the Registrant and
          Donald H. Goldman
 23.1     Consent of Irell & Manella LLP (included in legal opinion filed as
          Exhibit 5.1)
 23.2     Consent of KPMG Peat Marwick LLP
 23.3     Consent of Richard A. Eisner & Company LLP
 23.4(1)  Consent of Baer Marks & Upham LLP (included in Exhibit 5.2)
 24.1*    Power of Attorney
 99.1     Form of Letter of Transmittal and Related Documents

--------

(1) Incorporated by reference from the Registrant's Registration Statement on Form SB-2, Registration No. 33-86928.

(2) Incorporated by reference from the Registrant's Annual Report on Form 10-KSB for the fiscal year ended October 31, 1995, filed with the Securities and Exchange Commission on February 13, 1996, File No. 0-25668.

(3) Incorporated by reference from the Registrant's Quarterly Report on Form 10-QSB for the fiscal year ended July 31, 1996, filed with the Securities and Exchange Commission on September 16, 1996, File No. 0-25668.

(4) Incorporated by reference from the Registrant's Registration Statement on Form SB-2, Registration No. 333-02044.

(5) Incorporated by reference from the Registrant's Registration Statement on Form S-8, Registration No. 333-15767.

 * Previously filed.

ITEM 17. UNDERTAKINGS

  (a) The undersigned registrant hereby undertakes:

    (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

      (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

      (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

      (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

  provided, however, that paragraphs 1(i) and 1(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

    (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

  (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT CERTIFIES THAT IT HAS REASONABLE GROUNDS TO BELIEVE THAT IT MEETS ALL OF THE REQUIREMENTS FOR FILING ON FORM S-3 AND HAS DULY CAUSED THIS AMENDMENT TO THE REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF LOS ANGELES, STATE OF CALIFORNIA, ON THE 18TH DAY OF NOVEMBER, 1996.

                                          INTERACTIVE FLIGHT TECHNOLOGIES,
                                           INC.

                                          By:      /s/ Michail Itkis
                                             __________________________________
                                                       Michail Itkis
                                                  Chief Executive Officer

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.

             SIGNATURE                           TITLE                    DATE
             ---------                           -----                    ----
           /s/    *                  Chief Executive Officer and   November 18, 1996
____________________________________  Director
           Michail Itkis

           /s/    *                  Director                      November 18, 1996
____________________________________
            Yuri Itkis

           /s/    *                  Director                      November 18, 1996
____________________________________
           Boris Itkis

           /s/    *                  Director                      November 18, 1996
____________________________________
           James H. Zukin

           /s/    *                  Director                      November 18, 1996
____________________________________
   General Alexander M. Haig, Jr.

        /s/ John Alderfer            Chief Financial Officer       November 18, 1996
____________________________________  (Principal Financial and
           John Alderfer              Accounting Officer)

      * /s/ Michail Itkis                                          November 18, 1996
____________________________________
           Michail Itkis
          Attorney-in-fact